Exhibit 4.11.5

                                     Execution Version

EPR Properties

__________________________________

Fourth Amendment
Dated as of January 14, 2022

to

Note Purchase Agreement
Dated as of August 1, 2016

__________________________________

Re:    4.35% Series A Guaranteed Senior Notes due August 22, 2024
        4.56% Series B Guaranteed Senior Notes due August 22, 2026

Fourth Amendment to Note Purchase Agreement

    This Fourth Amendment dated as of January 14, 2022 (this “Amendment”) to that certain Note Purchase Agreement dated as of August 1, 2016 is between EPR Properties, a Maryland real estate investment trust (the “Company”), and each holder of Notes (as hereinafter defined) party hereto (collectively, the “Noteholders”).
Recitals:

    A.    The Company has heretofore entered into that certain Note Purchase Agreement dated as of August 1, 2016 (as amended by the First Amendment dated as of September 27, 2017, the Second Amendment dated as of June 29, 2020, and the Third Amendment dated as of December 24, 2020, the “Original Note Purchase Agreement”) with each of the Purchasers listed in the Purchaser Schedule thereto pursuant to which the Company issued $340,000,000 aggregate original principal amount of its Guaranteed Senior Notes, consisting of (a) $148,000,000 aggregate original principal amount of its 4.35% Series A Guaranteed Senior Notes due August 22, 2024 (the “Series A Notes”) and (b) $192,000,000 aggregate original principal amount of its 4.56% Series B Guaranteed Senior Notes due August 22, 2026 (the “Series B Notes” and, together with the Series A Notes, collectively, the “Notes”). As of the date hereof, (a) the aggregate outstanding principal balance of the Series A Notes is $136,637,776, and (b) the aggregate outstanding principal balance of the Series B Notes is $179,597,021.
    B.    The Company and the Noteholders now desire to further amend the Original Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth.
    C.    Capitalized terms used herein shall have the respective meanings ascribed thereto in the Original Note Purchase Agreement unless herein defined or the context shall otherwise require.
    D.    All requirements of law have been fully complied with and all other acts and things necessary to make this Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.
    Now, therefore, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:
SECTION 1.Amendments.
1.1.Amendments. Subject to the full and complete satisfaction of the conditions to effectiveness set forth in Section 3 below, the Original Note Purchase Agreement is amended as set forth in Annex A hereto. Language being inserted into the applicable section of the Original Note Purchase Agreement is evidenced by bold and underline formatting. Language being deleted from the applicable section of the Original Note Purchase Agreement is evidenced by ~~strike-through~~ formatting.

SECTION 2.Representations and Warranties of the Company.
2.1.To induce the Noteholders to execute and deliver this Amendment (which representations shall survive the execution and delivery of this Amendment), the Company represents and warrants to the Noteholders that:
(a)this Amendment has been duly authorized by all necessary corporate or other action on the part of the Company and has been duly executed and delivered by the Company, and this Amendment and the Original Note Purchase Agreement, as amended by this Amendment, constitute the legal, valid and binding obligations, contracts and agreements of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;
(b)the execution and delivery of this Amendment by the Company and the performance by the Company thereof and of the Original Note Purchase Agreement, as amended by this Amendment, will not (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, organizational document, shareholders agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (2) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (3) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary;
(c)no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution and delivery of this Amendment by the Company or the performance thereof or of the Original Note Purchase Agreement, as amended by this Amendment, by the Company except for the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and except for any Current Report on Form 8-K or similar informational filings which must be made with any Governmental Authority after the execution and delivery of this Amendment and with respect to which the failure to make such filings would not affect the validity of this Amendment;
(d)all obligations of the Company under the Original Note Purchase Agreement, as amended by this Amendment, shall rank at least pari passu in right of payment with all other present and future unsecured Indebtedness of the Company;
(e)On the date of this Amendment, after giving effect to this Amendment, all the representations and warranties contained in Section 5 of the Original Note Purchase Agreement (other than any such representations or warranties relating to any Subsidiary Guarantor; there being no Subsidiary Guarantors as of the date hereof) are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof date (except (1) to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date (except as otherwise provided in clauses (2),

(3) and (4) below), (2) that Schedules 5.4 and 5.10 to the Original Note Purchase Agreement are as set forth as Schedules 1 and 2, respectively, to this Amendment, and (3) that Schedule 5.15 to the Original Note Purchase Agreement is as set forth as Schedule 3 to this Amendment (and as if the reference in Section 5.15(a) of the Original Note Purchase Agreement to “June 30, 2016” was instead to December 31, 2021”);
(f)as of the date hereof and after giving effect to this Amendment, no Default or Event of Default has occurred which is continuing and no waiver of Default or Event of Default is in effect;
(g)the Company elected to terminate, and the Covenant Relief Period was terminated, effective as of July 12, 2021 and as of such date is of no further force or effect;
(h)prior to the date hereof, the Company has paid to each holder all accrued and outstanding Excess Leverage Fees and, as of the date hereof, no amounts remain outstanding an unpaid to any holder on account of any Excess Leverage Fee;
(i)as of the date of this Amendment, no Subsidiary is a guarantor or otherwise liable, whether as a borrower or an additional or co-borrower or otherwise for or in respect of any Parity Indebtedness; and
(j)the Company is solvent.
SECTION 3.Conditions to Effectiveness of this Amendment.
3.1.Upon satisfaction of each and every one of the following conditions, this Amendment shall become effective as of the date first written above:
(a)executed counterparts of this Amendment, duly executed by the Company, the Subsidiary Guarantors and the Required Holders, shall have been delivered to each holder of Notes or its special counsel;
(b)the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof and each holder of Notes or its special counsel shall have received an Officer’s Certificate to such effect;
(c)each holder of the Notes or its special counsel shall have received an Officer’s Certificate identifying each Additional or More Restrictive Covenant that will be in effect on the date of this Amendment, including therein a verbatim statement of each such Additional or More Restrictive Covenant, together with any definitions incorporated therein; and
(d)the Company shall have paid the fees and expenses of Schiff Hardin LLP, special counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Amendment.
SECTION 4.Miscellaneous.
4.1.This Amendment shall be construed in connection with and as part of the Original Note Purchase Agreement, and except as modified and expressly amended by this Amendment,

all terms, conditions and covenants contained in the Original Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.
4.2.Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Original Note Purchase Agreement without making specific reference to this Amendment but nevertheless all such references shall include this Amendment unless the context otherwise requires.
4.3.The descriptive headings of the various Sections or parts of this Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.
4.4.This Amendment shall he governed by and construed in accordance with the laws of the State of New York.
4.5.This Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement. Delivery of an executed counterpart of this Amendment by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

[Remainder of page intentionally left blank.]

EPR Properties

By     /s/ Mark A. Peterson
Name: Mark A. Peterson
    Title: Executive Vice President

[Fourth Amendment to EPR Properties Note Purchase Agreement]

Accepted and Agreed to:

The Prudential Insurance Company of America

By: /s/ Jason Hartman__________________________
Vice President

The Gibraltar Life Insurance Co., Ltd.

By:    Prudential Investment Management Japan
    Co., Ltd., as Investment Manager

By:    PGIM, Inc., as Sub-Adviser

By: /s/ Jason Hartman_______________________
    Vice President

Pruco Life Insurance Company

By:    PGIM, Inc., as investment manager

By: /s/ Jason Hartman_________________________
Vice President

Prudential Retirement Insurance and Annuity Company

By:       PGIM, Inc., as investment manager

By: /s/ Jason Hartman__________________________
Vice President

[Fourth Amendment to EPR Properties Note Purchase Agreement]

D3V LLC

By: /s/ Jamie Weinstein______________________
Name:   Jamie Weinstein
Title:     Authorized Person

PIF Offshore I LTD

By:     Pacific Investment Management Company     LLC, its investment manager

By: /s/ Russell D. Gannaway_________________
Name:   Russell D. Gannaway
Title:     Managing Director

PIMCO Red Stick Fund, L.P.

By:    PIMCO GP XXVIII, LLC, its general     partner

By:    Pacific Investment Management Company     LLC, its managing member

By: /s/ Russell D. Gannaway_________________
Name:   Russell D. Gannaway
Title:     Managing Director

PIMCO Tactical Opportunities Master Fund Ltd.

By:    Pacific Investment Management     Company LLC, its investment manager

By: /s/ Russell D. Gannaway_________________
Name:   Russell D. Gannaway
Title:     Managing Director

[Fourth Amendment to EPR Properties Note Purchase Agreement]

Ensign Peak Advisors, Inc.
Clifton Park Capital Management, LLC

By: /s/ Matthew D. Dall________________________
Name:   Matthew D. Dall
Title:     Head of Credit Research

[Fourth Amendment to EPR Properties Note Purchase Agreement]

United Services Automobile Association

By: BlackRock Financial Management, Inc., as investment manager

By: /s/ R. Marshall Merriman___________________
Name: R. Marshall Merriman
Title: Managing Director

USAA Life Insurance Company

By: BlackRock Financial Management, Inc., as investment manager

By: /s/ R. Marshall Merriman___________________
Name: R. Marshall Merriman
Title: Managing Director

[Fourth Amendment to EPR Properties Note Purchase Agreement]

The Guardian Life Insurance Company of America

By: /s/ Brian Keating________________________
Name:     Brian Keating
Title:     Senior Managing Director

[Fourth Amendment to EPR Properties Note Purchase Agreement]

The Ohio National Life Insurance Company

By: /s/ Brenda Kalb__________________________
Name:     Brenda Kalb
Title:     Vice President

Ohio National Life Assurance Corporation

By: /s/ Brenda Kalb__________________________
Name:     Brenda Kalb
Title:     Vice President

[Fourth Amendment to EPR Properties Note Purchase Agreement]

Fidelity & Guaranty Life Insurance Company
pursuant to powers of attorney now and hereafter granted to BLACKSTONE ISG-I ADVISORS L.L.C.

By: Blackstone ISG-I Advisors L.L.C.

By: GSO Capital Advisors II LLC, as Sub-Advisers

By: /s/ Sean Cort_____________________________
Name: Sean Cort
Title: Authorized Signatory

[Fourth Amendment to EPR Properties Note Purchase Agreement]

American Equity Investment Life Insurance Company

By:    BlackRock Financial Management, Inc., its             investment manager

By: /s/ Marshall Merriman_____________________
Name: Marshall Merriman
Title: Managing Director

[Fourth Amendment to EPR Properties Note Purchase Agreement]

American Family Life Insurance Company

By: /s/ David L. Voge_________________________
Name:     David L. Voge
Title:     Fixed Income Portfolio Manager

[Fourth Amendment to EPR Properties Note Purchase Agreement]

Transferee of Americo Financial Life & Annuity Insurance Company

By: ______________________________________
Name:
Title:

[Fourth Amendment to EPR Properties Note Purchase Agreement]

Missouri Employers Mutual Insurance     Company

By:    Conning, Inc., as Investment Manager

By: /s/ Samuel Otchere________________________
Name: Samuel Otchere
Title: Director

5 Star Life Insurance Company

By:    Conning, Inc., as Investment Manager

By: /s/ Samuel Otchere________________________
Name: Samuel Otchere
Title: Director

USAble Life

By:    Conning, Inc., as Investment Manager

By: /s/ Samuel Otchere________________________
Name: Samuel Otchere
Title: Director

[Fourth Amendment to EPR Properties Note Purchase Agreement]

Annex A

(See Attached)

Annex A
(to Fourth Amendment to EPR Properties Note Purchase Agreement)

Composite Copy Incorporating First Amendment, Second Amendment ~~and~~ , Third Amendment and Fourth Amendment Annex A ~~Prepared for Convenience Only - Not a Legal Document~~

EPR Properties

$340,000,000

4.35% Series A Guaranteed Senior Notes due August 22, 2024
4.56% Series B Guaranteed Senior Notes due August 22, 2026

______________

Note Purchase Agreement

______________

Dated as of August 1, 2016

-i-

Section 10.1. Transactions with Affiliates	31
Section 10.2. Merger, Consolidation, Sales of Assets and Other Arrangements.	31
Section 10.3. Line of Business	32
Section 10.4. Economic Sanctions, Etc	32
Section 10.5. Limitation on Liens	32
Section 10.6. Financial Covenants.	~~32~~ 33
Section 10.7. Subsidiary Indebtedness	33
Section 10.8. Distributions	35
SECTION 11. Events of Default.	~~34~~ 35
~~Section~~ SECTION 12.
Remedies on Default, Etc.	~~37~~ 38
Section 12.1. Acceleration	~~37~~ 38
Section 12.2. Other Remedies	~~38~~ 39
Section 12.3. Rescission	~~38~~ 39
Section 12.4. No Waivers or Election of Remedies, Expenses, Etc	~~38~~ 39
~~Section~~ SECTION 13.
Registration; Exchange; Substitution of Notes.	39
Section 13.1. Registration of Notes	39
Section 13.2. Transfer and Exchange of Notes	~~39~~ 40
Section 13.3. Replacement of Notes	~~39~~ 40
~~Section~~ SECTION 14.
Payments on Notes.	~~40~~ 41
Section 14.1. Place of Payment	~~40~~ 41
Section 14.2. Payment by Wire Transfer	~~40~~ 41
Section 14.3. FATCA Information	~~40~~ 41
~~Section~~ SECTION 15.
Expenses, Etc.	~~41~~ 41
Section 15.1. Transaction Expenses	~~41~~ 41
Section 15.2. Certain Taxes	~~41~~ 41
Section 15.3. Survival	42
~~Section~~ SECTION 16.
Survival of Representations and Warranties; Entire Agreement.	~~42~~ 43
~~Section~~ SECTION 17.
Amendment and Waiver	~~42~~ 43
Section 17.1. Requirements	~~42~~ 43
Section 17.2. Solicitation of Holders of Notes.	43
Section 17.3. Binding Effect, Etc	~~43~~ 44
Section 17.4. Notes Held by Company, Etc	44
~~Section~~ SECTION 18.
Notices.	~~44~~ 45
~~Section~~ SECTION 19.

Reproduction of Documents.	~~44~~ 45
~~Section~~ SECTION 20.
Confidential Information.	45
~~Section~~ SECTION 21.
Substitution of Purchaser.	~~46~~ 47
~~Section~~ SECTION 22.
Miscellaneous.	~~46~~ 47
Section 22.1. Successors and Assigns	~~46~~ 47
Section 22.2. Accounting Terms	~~46~~ 47
Section 22.3. Severability	~~47~~ 48
Section 22.4. Construction, Etc	~~47~~ 48
Section 22.5. Counterparts	~~48~~ 49
Section 22.6. Governing Law	~~48~~ 49
Section 22.7. Jurisdiction and Process; Waiver of Jury Trial	~~48~~ 49
Section 22.8. Divisions	50
~~Signature~~	~~50~~

Schedule A    —    Defined Terms
Schedule 1(a)    —    Form of 4.35% Series A Guaranteed Senior Note due
August 22, 2024
Schedule 1(b)    —    Form of 4.56% Series B Guaranteed Senior Note due
August 22, 2026
Schedule 4.4(a)    —     Form of Opinion of Special Counsel for the Company and the
Subsidiary Guarantors
Schedule 4.4(b)    —    Form of Opinion of Special Counsel for the Purchasers
Schedule 5.3    —    Disclosure Materials
Schedule 5.4    —    Subsidiaries of the Company and Ownership of Subsidiary Stock
Schedule 5.5    —    Financial Statements
Schedule 5.10    —    Real Properties
Schedule 5.15    —    Existing Indebtedness
Purchaser Schedule    —    Information Relating to Purchasers
Exhibit 9.9(a)(2)(ii)     —    Form of Officer’s Certificate of a New Subsidiary Guarantor
Exhibit ERE    —    Eligible Real Estate Representations
Exhibit SGA    —    Form of Subsidiary Guaranty Agreement

-v-

EPR Properties
909 Walnut Street, Suite 200
Kansas City, MO 64106
(E-mail craige@eprkc.com)
4.35% Series A Guaranteed Senior Notes due August 22, 2024
4.56% Series B Guaranteed Senior Notes due August 22, 2026

Dated as of August 1, 2016
To Each of the Purchasers Listed in
    the Purchaser Schedule Hereto:
Ladies and Gentlemen:
EPR Properties, a Maryland real estate investment trust (the “Company”), agrees with each of the Purchasers as follows:
Section 1.Authorization of Notes.
The Company will authorize the issue and sale of $340,000,000 aggregate principal amount of its Guaranteed Senior Notes, of which $148,000,000 aggregate principal amount shall be its 4.35% Series A Guaranteed Senior Notes due August 22, 2024 (the “Series A Notes”) and $192,000,000 aggregate principal amount shall be its 4.56% Series B Guaranteed Senior Notes due August 22, 2026 (the “Series B Notes”; the Series A Notes and the Series B Notes are hereinafter referred to collectively as the “Notes”). The Series A Notes and the Series B Notes shall be substantially in the forms set out in Schedule 1(a) and Schedule 1(b), respectively. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.
Section 2.Sale and Purchase of Notes; Guaranties.
Section 2.1.Sale and Purchase of Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes of the series and in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
Section 2.2.Reserved.
Section 3.Execution; Closing.
The execution and delivery of this Agreement shall occur on August 1, 2016 (the “Execution Date”). The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Schiff Hardin LLP, 666 Fifth Avenue, 17th Floor, New York, New York 10103, at 11:00 a.m., New York, New York time, at a closing (the “Closing”) on August 22, 2016. At the Closing, the Company will deliver to each Purchaser the Notes of each series to be purchased by such Purchaser in the form of a single Note of such series (or such greater number of Notes of such series in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer to the account of the Company set forth in the funding instructions delivered by the Company pursuant to Section 4.10. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.
Section 4.Conditions to Closing.
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
Section 4.1.Representations and Warranties.
(a)Representations of Warranties of the Company. The representations and warranties of the Company in this Agreement shall be correct when made and at the Closing.
(b)Representations and Warranties of each Subsidiary Guarantor. The representations and warranties of each Subsidiary Guarantor in the Subsidiary Guaranty Agreement shall be correct when made and at the Closing.
Section 4.2.Performance; No Default. The Company and each Subsidiary Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement and the Subsidiary Guaranty Agreement required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.
Section 4.3.Compliance Certificates.
(a)Officer’s Certificate of the Company. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)Secretary’s Certificate of the Company. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (1) the resolutions attached thereto and other trust proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (2) the Company’s organizational documents as then in effect.
(c)Officer’s Certificate of each Subsidiary Guarantor. Each Subsidiary Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying as to such Subsidiary Guarantor that the conditions specified in Sections 4.1(b), 4.2 and 4.9 have been fulfilled.
(d)Secretary’s Certificate of each Subsidiary Guarantor. Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (1) the resolutions attached thereto and other corporate, limited liability company, partnership or trust proceedings relating to the authorization, execution and delivery of the Subsidiary Guaranty Agreement and (2) such Subsidiary Guarantor’s organizational documents as then in effect.
Section 4.4.Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Stinson Leonard Street LLP, counsel for the Company, in the form set forth in Schedule 4.4(a) (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Schiff Hardin LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.
Section 4.5.Purchase Permitted By Applicable Law, Etc. On the date of the Closing, such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the Execution Date. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate of the Company certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
Section 4.6.Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.
Section 4.7.Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the Execution Date and the date of the Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4(b) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such date.

Section 4.8.Private Placement Numbers. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each series of the Notes.
Section 4.9.Changes in Corporate Structure; Change of Control. Neither the Company nor any Subsidiary Guarantor shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5, except, after the Execution Date, as permitted under Section 10.2. No Change of Control of the Company or Control Event shall have occurred.
Section 4.10.Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer of the Company on letterhead of the Company directing the manner of the payment of the purchase price for the Notes and setting forth (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes is to be deposited.
Section 4.11.Subsidiary Guaranty Agreement. Such Purchaser shall have received a copy of the Subsidiary Guaranty Agreement which shall have been duly authorized, executed and delivered by each Person then required to be a Subsidiary Guarantor.
Section 4.12.Bank Credit Agreement. Such Purchaser shall have received a copy of the Bank Credit Agreement as in effect on the date of the Closing, which copy shall be certified as true, correct and complete and which certificate shall identify each Additional Covenant then in effect therein.
Section 4.13.Proceedings and Documents. All trust and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
Section 5.Representations and Warranties of the Company.
The Company represents and warrants to each Purchaser on the Execution Date and on the date of the Closing that:
Section 5.1.Organization; Power and Authority.
(a)The Company is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland, and is duly qualified as a foreign legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the trust power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.
(b)Each Subsidiary Guarantor is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary Guarantor has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact and to execute and deliver the Subsidiary Guaranty Agreement and to perform the provisions thereof.
Section 5.2.Authorization, Etc.
(a)This Agreement and the Notes have been duly authorized by all necessary trust action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(b)The Subsidiary Guaranty Agreement has been duly authorized by all necessary corporate or other action on the part of each Subsidiary Guarantor, and the Subsidiary Guaranty Agreement constitutes a legal, valid and binding obligation of each Subsidiary Guarantor enforceable against each Subsidiary Guarantor in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.3.Disclosure. The Company, through its agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., has delivered to each Purchaser a copy of a Private Placement Memorandum, dated July 2016 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business of the Company and its Subsidiaries. This Agreement, the Memorandum, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to July 22, 2016 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that, with respect to projections, estimates and other forward-looking information, the Company represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time. Except as disclosed in the Disclosure Documents, since December 31, 2015, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
Section 5.4.Organization and Ownership of Shares of Subsidiaries; Affiliates.
(a)Schedule 5.4 contains (except as noted therein) complete and correct lists of (1) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar Equity Interests outstanding owned by the Company and each other Subsidiary (including the identity of each such owner) and, if such Subsidiary is not a Wholly-Owned Subsidiary, to the Company’s knowledge, the identity of the holders of the other shares or similar Equity Interests, and whether such Subsidiary is a Subsidiary Guarantor, (2) the Company’s Affiliates, other than Subsidiaries, and (3) the Company’s directors and senior officers.
(b)All of the outstanding shares of capital stock or similar Equity Interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement and with the unencumbered right to vote such shares or other Equity Interests.
(c)Each Subsidiary (other than a Subsidiary Guarantor) is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other entity power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
(d)No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar Equity Interests of such Subsidiary.

Section 5.5.Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the Consolidated financial statements of the Company listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the Consolidated financial position of the Company as of the respective dates specified in such Schedule and the Consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnote disclosures). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.
Section 5.6.Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by (a) the Company of this Agreement and the Notes and (b) each Subsidiary Guarantor of the Subsidiary Guaranty Agreement will not (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, organizational document, shareholders agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (2) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (3) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.
Section 5.7.Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by (a) the Company of this Agreement or the Notes or (b) any Subsidiary Guarantor of the Subsidiary Guaranty Agreement.
Section 5.8.Litigation; Observance of Agreements, Statutes and Orders.
(a)There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Neither the Company nor any Subsidiary is (1) in default under any agreement or instrument to which it is a party or by which it is bound, (2) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (3) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.9.Taxes.

(a)The Company and its Subsidiaries have filed all federal, state and other tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (1) the amount of which, individually or in the aggregate, is not Material, (2) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP or (3) that are payable by a tenant or mortgagor pursuant to the applicable Lease, EPR Senior Property Loan Document or other applicable lease or mortgage document with respect to the relevant party. The Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate. The U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2011.
(b)The Company is qualified for taxation as a REIT. Each Subsidiary of the Company is either (1) a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, (2) a REIT, (3) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code, (4) a partnership under Treasury Regulation Section 301.7701-3 or (5) an entity disregarded as a separate entity from its owner under Treasury Regulation Section 301.7701-3.
Section 5.10.Title to Property; Leases. Schedule 5.10 is a complete and correct listing of all real property owned or leased by the Company and its Subsidiaries or with respect to which the Company or one of its Subsidiaries holds an EPR Senior First Mortgage or similar mortgage, and such listing identifies each such property that is then part of the Unencumbered Pool. The Company and its Subsidiaries have good, marketable and legal title to, or a valid leasehold interest in, or, in the case of real estate subject to an EPR Senior First Mortgage or similar mortgage, a valid mortgage lien on, its respective assets. There are no Liens against any assets of the Company or any Subsidiary except for Permitted Liens. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
Section 5.11.Licenses, Permits, Etc.
(a)The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
(b)To the knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c)To the knowledge of the Company, there is no violation by any Person of any right of the Company or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries, except where such violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.12.Compliance with Employee Benefit Plans.
(a)The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.
(b)The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
(c)The Company and its ERISA Affiliates have not incurred (1) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (2) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that individually or in the aggregate are Material.

(d)The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.
(e)The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.3 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.
(f)All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.
Section 5.13.Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes, the Subsidiary Guaranty Agreement or any similar Securities for sale to, or solicited any offer to buy the Notes, the Subsidiary Guaranty Agreement or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 70 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes or the delivery of the Subsidiary Guaranty Agreement to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.
Section 5.14.Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder as set forth in the Memorandum. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the Consolidated assets of the Company and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
Section 5.15.Existing Indebtedness; Future Liens.

(a)Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of June 30, 2016 (including a description of the borrower, the original lender therefor and the outstanding principal balance thereof, a general description of the primary collateral therefor, and a description of any Guaranty (other than any Bad Boy Guaranty) thereof), since which date there has been no Material change in the amounts, interest rates (other than (1) changes in line of credit balances arising in the ordinary course of business of the Company or a Subsidiary and (2) with respect to variable interest rates, changes in the underlying index rates), sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(b)Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien except for Permitted Liens.
(c)Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company or any Subsidiary Guarantor, except as disclosed in Schedule 5.15.
Section 5.16.Foreign Assets Control Regulations, Etc.
(a)Neither the Company nor any Controlled Entity (1) is a Blocked Person, (2) has been notified that its name appears or may in the future appear on a State Sanctions List or (3) is a target of sanctions that have been imposed by the United Nations or the European Union.
(b)Neither the Company nor any Controlled Entity (1) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (2) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.
(c)No part of the proceeds from the sale of the Notes hereunder:

(1)constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (ii) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (iii) otherwise in violation of any U.S. Economic Sanctions Laws;
(2)will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or
(3)will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.
(d)The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.
Section 5.17.Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.
Section 5.18.Environmental Matters.
(a)Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
(b)Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)Neither the Company nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(e)To the knowledge of the Company, all Buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 5.19.Solvency. Each of the Subsidiary Guarantors is Solvent.
Section 5.20.Unencumbered Pool. Each Unencumbered Property included in calculations of the Unencumbered Asset Value satisfies all of the requirements for being in the Unencumbered Pool.
Section 6.Representations of the Purchasers.
Section 6.1.Purchase for Investment. Each Purchaser severally represents on the Execution Date and on the date of the Closing that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
Section 6.2.Accredited Investor. Each Purchaser severally represents on the Execution Date and on the date of the Closing that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”). Each Purchaser further severally represents on the Execution Date and on the date of the Closing that such Purchaser has had the opportunity to ask questions of the Company and received answers concerning the terms and conditions of the sale of the Notes.
Section 6.3.Source of Funds. Each Purchaser severally represents on the Execution Date and on the date of the Closing that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(a)the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)the Source is either (1) an insurance company pooled separate account, within the meaning of PTE 90-1 or (2) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (1) the identity of such QPAM and (2) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or
(e)the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (1) the identity of such INHAM and (2) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)the Source is a governmental plan; or
(g)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.
Section 7.Information as to Company
Section 7.1.Financial and Business Information. The Company shall deliver to each Purchaser and each holder of a Note that is an Institutional Investor:
(a)Quarterly Statements — within 60 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
(1)a Consolidated balance sheet of the Company as at the end of such quarter, and
(2)Consolidated statements of income, changes in capital and cash flows of the Company for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of the Company as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments and the absence of footnote disclosures;
(b)Annual Statements — within 105 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, duplicate copies of,
(1)a Consolidated balance sheet of the Company as at the end of such year, and
(2)Consolidated statements of income, changes in capital and cash flows of the Company for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;
(c)SEC and Other Reports — promptly upon their becoming available, one copy of (1) each financial statement, report, notice, proxy statement or similar document sent by the Company or any Subsidiary (i) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (ii) to its public Securities holders generally, and (2) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Purchaser or holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;
(d)Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer of the Company becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
(e)Employee Benefits Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(1)with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;
(2)the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;
(3)any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or
(4)receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;
(f)Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any Applicable Law that could reasonably be expected to have a Material Adverse Effect;
(g)Resignation or Replacement of Independent Auditors — within 10 days following the date on which the Company’s independent auditors resign or the Company elects to change independent auditors, as the case may be, notification thereof, together with such further information as the Required Holders may reasonably request;
(h)Statement of NOI for Unencumbered Properties — concurrently with the delivery of each certificate required by Section 7.2, (1) a listing of each Unencumbered Property as of the last day of the period covered by such certificate and (2) a copy of the statement of the Unencumbered Property Net Operating Income for the fiscal quarter ending on the last day of the period covered by such certificate for the Unencumbered Properties as a group, prepared on a basis consistent with the statement furnished to the Purchasers prior to the Execution Date, together with a certification by a Senior Financial Officer of the Company that the information contained in such statement fairly presents the Unencumbered Property Net Operating Income of the Unencumbered Properties for such period, provided that the delivery to such Purchaser or holder within the time period specified above of the compliance certificate then required under the Bank Credit Agreement shall be deemed to satisfy this clause (h);
(i)[Reserved];

(j)Change in Rating — promptly after any Rating Agency shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and
(k)Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company or any Subsidiary Guarantor to perform its obligations hereunder, under the Notes or under the Subsidiary Guaranty Agreement as from time to time may be reasonably requested by any such Purchaser or holder of a Note.
Section 7.2.Officer’s Certificate. Each set of financial statements delivered to a Purchaser or a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer of the Company:
(a)Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10.6 and each Additional or More Restrictive Covenant during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section or Additional or More Restrictive Covenant, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;
(b)Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and
(c)Subsidiary Guarantors — certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.9 is a Subsidiary Guarantor, as of the date of such certificate of such Senior Financial Officer, and describing any changes to the composition of the Subsidiary Guarantor group, if any, during the quarterly or annual period covered by the statements then being furnished.

Section 7.3.Visitation. The Company shall permit the representatives of each Purchaser and each holder of a Note that is an Institutional Investor:
(a)No Default — if no Default or Event of Default then exists, at the expense of such Purchaser or holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary to the extent any such right to visit is within the control of such Person, all at such reasonable times and as often as may be reasonably requested in writing; and
(b)Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary to the extent any such right to visit is within the control of such Person, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.
Section 7.4.Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:
(a)such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each Purchaser or holder of a Note by e-mail at the e-mail address set forth in such Purchaser’s or holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;
(b)the Company shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at http://eprkc.com as of the Execution Date, or, with respect to the related Officer’s Certificate, made such Officer’s Certificate available in compliance with Section 7.4(a) or Section 7.4(c);

(c)such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each Purchaser and each holder of Notes has free access, or, with respect to the related Officer’s Certificate, made such Officer’s Certificate available in compliance with Section 7.4(a); or
(d)the Company shall have timely filed or furnished any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each Purchaser and each holder of Notes has free access;
provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Company shall have given each Purchaser and each holder of a Note substantially contemporaneous written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any Purchaser or holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such Purchaser or holder.
Section 8.Payment and Prepayment of the Notes.
Section 8.1.Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.
Section 8.2.Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer of the Company as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer of the Company specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3.Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
Section 8.4.Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 8.5.Purchase of Notes. The Company will not, and will not permit any Affiliate to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days. If the holders of more than 50% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
Section 8.6.Make-Whole Amount.
The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (1) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (2) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (i) closest to and greater than such Remaining Average Life and (ii) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (A) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (B) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (1) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (2) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
Section 8.7.Offer to Prepay Notes in the Event of a Change in Control.
(a)Notice of Change in Control or Control Event. The Company will, within five Business Days after any Responsible Officer of the Company has knowledge of the occurrence of any Change in Control or, to the extent such information has been disclosed to the public generally, any Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to Section 8.7(b). If a Change in Control has occurred, such notice shall contain and constitute an offer by the Company to prepay Notes as described in Section 8.7(c) and shall be accompanied by the certificate described in Section 8.7(g).
(b)Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless (1) at least 30 days prior to such action the Company shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in Section 8.7(c), accompanied by the certificate described in Section 8.7(g), and (2) contemporaneously with such action, the Company prepays all Notes required to be prepaid in accordance with this Section 8.7. Notwithstanding the foregoing, the Company shall not be required to give any notice pursuant to this Section 8.7(b) or to forbear taking any action that consummates or finalizes a Change in Control required by this Section 8.7(b) unless the information regarding such Change in Control to be contained in such notice shall have been disclosed to the public generally (and in such event the Company shall instead give the notice specified in Section 8.7(a) in respect of such Change in Control and the offer to prepay the Notes shall instead also be in accordance with Section 8.7(a)).
(c)Offer to Prepay Notes. The offer to prepay Notes contemplated by Sections 8.7(a) and (b) shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, Notes held by each holder on a date specified in such offer (the “Change in Control Proposed Prepayment Date”). If such Change in Control Proposed Prepayment Date is in connection with an offer contemplated by Section 8.7(a), such date shall be a Business Day not less than 30 days and not more than 60 days after the date of such offer (or if the Change in Control Proposed Prepayment Date shall not be specified in such offer, the Change in Control Proposed Prepayment Date shall be the Business Day nearest to the 30th day after the date of such offer).
(d)Acceptance; Rejection. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance or rejection to be delivered to the Company at least five Business Days prior to the Change in Control Proposed Prepayment Date. A failure by a holder of Notes to so respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder.

(e)Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes, together with accrued and unpaid interest on such Notes accrued to the date of prepayment but without any Make-Whole Amount. The prepayment shall be made on the Change in Control Proposed Prepayment Date, except as provided by Section 8.7(f).
(f)Deferral Pending Change in Control. The obligation of the Company to prepay Notes pursuant to the offers required by Section 8.7(c) and accepted in accordance with Section 8.7(d) is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control does not occur on the Change in Control Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until, and shall be made on the date on which, such Change in Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (1) any such deferral of the date of prepayment, (2) the date on which such Change in Control and the prepayment are expected to occur and (3) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.7 in respect of such Change in Control automatically shall be deemed rescinded without penalty or other liability).
(g)Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying (1) the Change in Control Proposed Prepayment Date, (2) that such offer is made pursuant to this Section 8.7 and that failure by a holder to respond to such offer by the deadline established in Section 8.7(d) shall result in such offer to such holder being deemed rejected, (3) the principal amount of each Note offered to be prepaid, (4) the interest that would be due on each Note offered to be prepaid, accrued to the Change in Control Proposed Prepayment Date, (5) that the conditions of this Section 8.7 have been fulfilled and (6) in reasonable detail, the nature and date of the Change in Control of the Company.
(h)“Change in Control” means the occurrence of any of the following:
(1)a “change in control” of the Company under the Bank Credit Agreement;
(2)any Person (including, without limitation, a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired after the Execution Date beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of the Company exceeding 50%; or

(3)as of any date a majority of the trustees or other individuals or entities performing similar functions of the Company consist of individuals or entities who were not either (i) trustees or such similar controlling individuals or entities, as the case may be, of the Company as of the corresponding date of the previous year (provided, however, that the initial trustees or similar controlling individuals or entities for reference purposes of this clause (3)(i) shall be the trustees or similar controlling individuals or entities as of the Execution Date); (ii) selected or nominated to become trustees or similar controlling individuals or entities by the other trustees or similar controlling individuals or entities of the Company of which a majority consisted of individuals or entities described in clause (3)(i) above; or (iii) selected or nominated to become trustees or similar controlling individuals or entities by such trustees or similar controlling individuals or entities of the Company of which a majority consisted of individuals or entities, as the case may be, described in clause (3)(i), above or individuals or entities, as the case may be, described in clause (3)(ii) above.
(i)“Control Event” means (1) the execution by the Company or any of its Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control, (2) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control or (3) the making of any written offer any Person (including, without limitation, a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Exchange Act) to the holders of Equity Interests of the Company or of any of its Affiliates, which offer, if accepted by the requisite number of holders, would result in a Change in Control, provided that the acceptance of such offer has been recommended by the Board of Trustees of the Company in a public announcement.
Section 8.8.Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (a) except as set forth in clause (b), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (b) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
Section 9.Affirmative Covenants.
From the Execution Date until the Closing and thereafter so long as any of the Notes are outstanding, the Company covenants that:
Section 9.1.Compliance with Laws. Without limiting Section 10.4, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-

compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.2.Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated or as required by Applicable Laws; provided that nothing in this Section 9.2 shall impose any obligation on the Company or any of its Subsidiaries to maintain any such insurance to the extent that, pursuant to the terms of the applicable Leases or EPR Senior Property Loan Documents or other applicable lease or mortgage documents, the tenant or mortgagor, as applicable, with respect to the relevant property is obligated to provide any such insurance.
Section 9.3.Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that nothing in this Section 9.3 shall impose any duty on the Company or any of its Subsidiaries to the extent that, pursuant to the terms of the applicable Leases or EPR Senior Property Loan Documents or other applicable lease or mortgage documents, the tenant or mortgagor, as applicable, with respect to the relevant property is obligated to perform such duties or whereby, pursuant to the terms of such documents, the Company or any of its Subsidiaries does not have the right to access such property or is otherwise prohibited from performing such duties and provided further that this Section 9.3 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.4.Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need make any such filing or pay any such tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the non-filing or nonpayment of all such returns, taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and provided further that nothing in this Section 9.4 shall impose any obligation on the Company or any of its Subsidiaries to file any tax returns, pay any taxes shown thereon or pay and discharge any other taxes, assessments, governmental charges, levies or claims to the extent that, pursuant to the terms of the applicable Leases or EPR Senior Property Loan Documents or other applicable lease or mortgage documents, the tenant or mortgagor, as applicable, with respect to the relevant property is obligated to perform or pay such obligation.
Section 9.5.Corporate Existence, Etc. The Company will at all times preserve and keep its legal existence in full force and effect. Subject to Sections 10.2, the Company will at all times preserve and keep in full force and effect the corporate or other legal existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate or other legal existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect. Nothing in this Section 9.5 shall prevent the Company or any Subsidiary from dissolving any Subsidiary that is not an Unencumbered Property Owner Subsidiary.
Section 9.6.Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.
Section 9.7.REIT Status. The Company will at all times maintain its status as a REIT.
Section 9.8.Exchange Listing. The Company will maintain at least one class of its common shares having trading privileges on the New York Stock Exchange, the Nasdaq stock market or the American Stock Exchange or which is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System.
Section 9.9.Subsidiary Guarantors.
(a)The Company will (x) cause each of its Subsidiaries that becomes a guarantor or otherwise liable, whether as a borrower or an additional or co-borrower or otherwise for or in respect of any Indebtedness under the Bank Credit Agreement or any of the Bonds or any other unsecured Indebtedness of the Company (collectively, “Parity Indebtedness”), to concurrently therewith, and (y)~~(A) if an Alternate Trigger Event occurs during the Covenant Relief Period, within 10 Business Days thereafter cause each Unencumbered Property Owner Subsidiary to, and (B)~~ within 10 Business Days after the Company fails to maintain an Investment Grade Rating from any two of the Rating Agencies, cause each Unencumbered Property Owner Subsidiary to:

    (1)    execute a Subsidiary Guaranty Agreement substantially in the form of Exhibit SGA (the “Subsidiary Guaranty Agreement”) or, if the Subsidiary Guaranty Agreement is then in effect, a supplement to the Subsidiary Guaranty Agreement in the form of Exhibit A thereto (a “Subsidiary Guaranty Supplement”); and
(2)    deliver the following to each holder of a Note:
(i)the executed Subsidiary Guaranty Agreement or, if applicable, an executed counterpart of such Subsidiary Guaranty Supplement;
(ii)a certificate signed by an authorized Responsible Officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1(b), 5.2(b), 5.6(b), 5.7(b) and 5.19 of this Agreement (but with respect to such Subsidiary, the Subsidiary Guaranty Agreement and, if applicable, such Subsidiary Guaranty Supplement) and in the form attached hereto as Exhibit 9.9(a)(2)(ii);
(iii)a certificate signed by a secretary or a similar duly authorized officer of such Subsidiary which contains, as exhibits thereto, copies of (A) the unanimous written consent or authorizing resolutions of the board of directors, sole member or other governing body, as applicable, of such Subsidiary with respect to the transactions described in the Subsidiary Guaranty Agreement and, if applicable, such Subsidiary Guaranty Supplement, (B) such Subsidiary’s articles or certificate of organization (or similar constituent document) as then in effect, as evidenced by a certificate dated not less than 30 days before the date of the Subsidiary Guaranty Agreement or, if applicable, such Subsidiary Guaranty Supplement issued by the secretary of state or comparable official of such Subsidiary’s jurisdiction of organization, (C) such Subsidiary’s by-laws, operating agreement, partnership agreement or similar constituent document, as then in effect, (D) a copy of a good standing (or comparable) certificate with respect to such Subsidiary, dated not less than 30 days before the date of the Subsidiary Guaranty Agreement or, if applicable, such Subsidiary Guaranty Supplement, issued by the secretary of state or comparable official of such Subsidiary’s jurisdiction of organization and (E) an incumbency and signatures schedule of the officers of such Subsidiary Guarantor; and
(iv)an opinion of counsel reasonably satisfactory to the Required Holders covering the matters set forth in Section III paragraphs 2, 4, 5, 7 and 9 of Schedule 4.4(a) but relating to such Subsidiary, the Subsidiary Guaranty Agreement and, if applicable, such Subsidiary Guaranty Supplement, and which opinion may be subject to assumptions, qualifications and limitations similar to those set forth in said Schedule 4.4(a).

(b)    At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor that is a party to the Subsidiary Guaranty Agreement (including any Subsidiary Guarantor that becomes a party thereto by virtue of a Subsidiary Guaranty Supplement) shall be discharged from all of its obligations and liabilities under the Subsidiary Guaranty Agreement and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (1) at the time of such release and discharge, the Company shall have an Investment Grade Rating from at least two of the Rating Agencies, (2) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Parity Indebtedness, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under the Subsidiary Guaranty Agreement) from its Guaranty or other liability in respect of such Parity Indebtedness, (3) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall have occurred and be continuing ~~and, if such Subsidiary Guarantor shall have provided its Subsidiary Guaranty Agreement pursuant to Section 9.9(a)(y)(A), the Covenant Relief Period shall have been terminated in accordance with the terms of this Agreement~~, (4) no amount is then due and payable under the Subsidiary Guaranty Agreement, (5) if in connection with such Subsidiary Guarantor being released and discharged from its Guaranty or other liability in respect of such Parity Indebtedness, any fee or other form of consideration (excluding reimbursement of expenses) is given to any holder of Indebtedness under any such agreement for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (6) each holder shall have received a certificate of a Responsible Officer of the Company certifying as to the matters set forth in clauses (1) through (5).
(c)    Notwithstanding the requirements of Section 17.1, the consent of each holder of Notes shall be required for any release and discharge of all or substantially all of the Subsidiary Guarantors from their obligations and liabilities under the Subsidiary Guaranty Agreement that is not made in accordance with the preceding sentence.
Section 9.10.Most Favored Lender Provision. If at any time any Material Credit Facility or any Guaranty in respect thereof shall include any Financial Covenant that is not contained in Section 10.6 or is more restrictive than the analogous provision contained in this Agreement (any such Financial Covenant, together with any related definitions (including any components of such definitions) (including, without limitation, any term defined therein with reference to the application of GAAP, as identified in such Material Credit Facility), an “Additional or More Restrictive Covenant”), then the Company shall promptly, and in any event within 10 Business Days thereof, provide a Most Favored Lender Notice with respect to each such Additional or More Restrictive Covenant; provided that a Most Favored Lender Notice is not required to be given in the case of the Additional or More Restrictive Covenants incorporated herein on the Execution Date or through and including the Fourth Amendment Effective Date. Thereupon, unless waived in writing by the Required Holders within 10 days of the Purchasers and holders receipt of such notice, such Additional or More Restrictive Covenant shall be deemed incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, effective (a) in the case of any Additional or More Restrictive Covenant effective on the Execution Date or through and including the Fourth Amendment Effective Date, as of such date, and (b) in the case of any Additional or More Restrictive Covenant effective after the Fourth Amendment Effective Date, as of the earliest date when such Additional or More Restrictive Covenant became effective under such Material Credit Facility. Any Additional or More Restrictive Covenant incorporated into this Agreement pursuant to this provision, (1) shall be deemed automatically waived herein to reflect any waiver of such Additional or More

Restrictive Covenant under the applicable Material Credit Facility, (2) shall be deemed automatically amended herein to reflect any subsequent amendments agreed and implemented in relation to such Additional or More Restrictive Covenant under the applicable Material Credit Facility; and (3) shall be deemed deleted from this Agreement at such time as such Additional or More Restrictive Covenant is deleted or otherwise removed from or is no longer in effect under or pursuant to each Material Credit Facility; provided that in no event shall the effect of any event contemplated by clause (1), (2) or (3) above result in any covenant set forth in Section 10.6 being less restrictive than it was on the Fourth Amendment Effective Date or being deleted herefrom; provided further in each case that any consideration paid or provided to any holder of Indebtedness under any Material Credit Facility in connection with an event contemplated by clause (1), (2) or (3) above (other than reimbursement of expenses and repayment in full of such Material Credit Facility in connection with its termination) is paid to each holder of Notes at the same time and on equivalent terms; and provided further that no Additional or More Restrictive Covenant shall be so deemed automatically waived, amended or deleted during any time that a Default or Event of Default has occurred and is continuing. In determining whether a breach of any Financial Covenant incorporated by reference into this Agreement pursuant to this Section 9.10 shall constitute an Event of Default, the period of grace, if any, applicable to such Additional or More Restrictive Covenant in the applicable Material Credit Facility shall apply.
Notwithstanding the foregoing, nothing in this Section 9.10 shall obligate the Company to provide notice of any Additional or More Restrictive Covenant, or for any Additional or More Restrictive Covenant to be incorporated herein, if such Additional or More Restrictive Covenant is contained in an agreement that relates solely to Indebtedness incurred by a Subsidiary that is not an Unencumbered Property Owner Subsidiary or an Unencumbered Equity Owner Subsidiary and such Additional or More Restrictive Covenant applies only to such Subsidiary.
Although it will not be a Default or an Event of Default if the Company fails to comply with any provision of Section 9 on or after the Execution Date and prior to the Closing, if such a failure occurs, then any of the Purchasers may elect not to purchase the Notes on the date of Closing that is specified in Section 3.
~~Section 9.11.    Springing Equity Pledge and Mortgages.~~
~~(a)    If, during the continuation of the Covenant Relief Period, a Pledge Trigger Event occurs, then, in addition to the Company’s obligations under Section 9.9(a) within five Business Days of the occurrence of such Pledge Trigger Event, the Company will provide to the holders of the Notes a proposed schedule of Unencumbered Properties with respect to which an equity interest pledge shall be granted to the Collateral Agent, on behalf of the holders of the Notes and the administrative agent and the lenders under the Bank Credit Agreement, to secure the Company’s obligations hereunder and under the Notes, which Unencumbered Properties will be representative (on a pro rata value basis) of the various asset classes owned by the Company and its Subsidiaries, with the aggregate Unencumbered Asset Value of such Unencumbered Properties to be at least equal to the Required Value. The proposed schedule shall be acceptable to the Required Lenders (as defined in the Bank Credit Agreement). If on the date of occurrence of the Pledge Trigger Event the aggregate outstanding principal amount of the Notes equals or exceeds the Outstanding Amount of all Loans and unreimbursed LC Disbursements (each as defined in the Bank Credit Agreement on the Second Amendment Effective Date), the proposed schedule of Unencumbered Properties shall also be acceptable to the Required Holders in their reasonable discretion; provided that the Required Holders shall be deemed to have accepted such schedule if they do not reasonably object thereto within~~

~~five Business Days after receipt of the schedule from the Company that has been approved by the Required Lenders (as defined in the Bank Credit Agreement). If the Required Holders, in their discretion, reasonably object to such schedule pursuant to the immediately preceding sentence, the Required Holders shall have the right to revise the schedule of Unencumbered Properties to reflect, in the reasonable determination of the Required Holders, a fair representation (on a pro rata value basis) of the various asset classes owned by the Company and its Subsidiaries, with the aggregate Unencumbered Asset Value of such revised schedule of Unencumbered Properties to be as close as practicable to (but not less than) the Required Value. Upon approval (or revision) by the Required Lenders (as defined in the Bank Credit Agreement) (and, if applicable, upon approval or deemed approval (or revision) by the Required Holders) of such list of Unencumbered Properties (such final list, the “Pledged Properties”), the Company shall cause each owner of Equity Interests of the Unencumbered Property Owner Subsidiaries that own such Pledged Properties to (1) execute and deliver to the Collateral Agent, within 10 Business Days after the approval (or revision) of the Pledged Properties schedule, a pledge agreement (the “Pledge Agreement”) substantially in the form attached to the Second Amendment as Exhibit PA (or a joinder to the Pledge Agreement if already in effect pursuant to this Section 9.11(a)) and appropriate certificates and powers and/or Uniform Commercial Code financing statements, pledging all Equity Interests of each such Unencumbered Property Owner Subsidiary with respect to the Pledged Properties, in form and substance satisfactory to the Required Holders, and (2) the organizational documents, certificates of good standing, resolutions and, if requested by the Required Holders, a legal opinion regarding the Company and such Subsidiaries, all in form and substance reasonably satisfactory to the Required Holders. Any such pledge shall also require, as determined by the Required Holders, delivery of an intercreditor agreement (the “Intercreditor Agreement”) substantially in the form attached to the Second Amendment as Exhibit IA.~~
~~(b)    If the Company elects to have the Covenant Relief Period end after October 1, 2021, then (1) the Company shall provide written notice thereof to the holders of the Notes not later than September 30, 2021 together with a proposed schedule of Unencumbered Properties with respect to which Mortgages shall be granted to the Collateral Agent, on behalf of the holders of the Notes and the administrative agent and the lenders under the Bank Credit Agreement, to secure the Company’s obligations hereunder and under the Notes, which Unencumbered Properties will be representative (on a pro rata value basis) of the various asset classes owned by the Company and its Subsidiaries, with the aggregate Unencumbered Asset Value of such Unencumbered Properties to be at least equal to the Required Value, which schedule shall be acceptable to the Required Lenders (as defined in the Bank Credit Agreement) and the Required Holders (such final list, the “Mortgaged Properties”); provided that (i) the Required Holders shall be deemed to have accepted such schedule if they do not reasonably object thereto within five Business Days after receipt of the schedule from the Company that has been approved by the Required Lenders (as defined in the Bank Credit Agreement) and (ii) if the Required Holders, in their discretion, reasonably object to such schedule, the Required Holders shall have the right to revise the schedule of Unencumbered Properties to reflect, in the reasonable determination of the Required Holders, a fair representation (on a pro rata value basis) of the various asset classes owned by the Company and its Subsidiaries, with the aggregate Unencumbered Asset Value of such revised schedule of Unencumbered Properties to be as close as practicable to (but not less than) the Required Value and (2) the Company shall, and shall cause its applicable Subsidiaries to, not later than October 29, 2021, (i) execute and deliver to the Collateral Agent Mortgages on such approved Unencumbered Properties to the Collateral Agent, (ii) cause evidence of the recording of such Mortgages to be delivered to the holders of the Notes, (iii) cause the~~

~~Intercreditor Agreement, if not then in effect, to be executed and delivered and (iv) deliver such other certifications, instruments and other documents, including title policies and/or legal opinions, as the Required Holders may reasonably request.~~
~~(c)    After the pledge of the Pledged Properties and/or the execution and delivery of the Mortgages, as applicable, if (1) the Required Value increases as a result of an increase in the sum of (i) the amount of Outstanding Amounts due under the Credit Agreement and (ii) the principal amount of the Notes, the above process shall be repeated as of the date of any such increase, or (2) there is an increase or decrease in the aggregate Unencumbered Asset Value of the Pledged Properties or the Mortgaged Properties, as applicable, as a result of a Lease Modification (as hereinafter defined), the above processes in clause (b) and/or (c), as applicable, shall be repeated as of the date of delivery of the financial statements next required to be delivered pursuant to Section 7.1(a) or Section 7.1(b) after the date of such Lease Modification, in each case with respect to the pledge of equity interests and/or the granting of Mortgages, as applicable, in respect of additional Unencumbered Properties such that the aggregate Unencumbered Asset Value of all of the Pledged Properties and/or the Mortgaged Properties, as applicable, shall be as close as practicable to (but not less than) the Required Value. For the purposes of this Section 9.11, the Unencumbered Asset Value of each Pledged Property or Mortgaged Property shall mean (I) for any Pledged Property or Mortgaged Property (other than any AMC Pledged Property) owned by the Company and its Subsidiaries on March 31, 2020, the Unencumbered Asset Value of such Pledged Property or Mortgaged Property as of such date, (II) for an AMC Pledged Property owned by the Company and its Subsidiaries on March 31, 2020, 80% of the Unencumbered Asset Value of such AMC Pledged Property as of such date (except as otherwise provided in clause (IV) below), (III) for any Pledged Property or Mortgaged Property (including any AMC Pledged Property) owned by the Company and its Subsidiaries and acquired after March 31, 2020, the cost of such Pledged Property or Mortgaged Property determined in accordance with GAAP and (IV) for any Pledged Property or Mortgaged Property (including any AMC Pledged Property) that has undergone a lease modification after March 31, 2020 where the rent has been permanently adjusted (a “Lease Modification”), the Unencumbered Asset Value of such Pledged Property or Mortgaged Property determined after giving effect to the new rent charged (for purposes of this clause (IV), a termination of a lease or the vacating by the tenant of a Pledged Property or Mortgaged Property shall be deemed to be a permanent adjustment of the rent to $0 until such time as such Pledged Property or Mortgaged Property is re-leased, at which time such Pledged Property or Mortgaged Property shall have an Unencumbered Asset Value based upon the new lease). For the avoidance of doubt, a COVID-19 related deferral of rent or similar payments shall not constitute a Lease Modification.~~

~~(d)    So long as no Default or Event of Default shall then exist, and simultaneously with the direction of each other creditor that is a party to the Intercreditor Agreement, (1) at such time as the Covenant Relief Period shall have expired or been terminated in accordance with the terms of this Agreement, the holders of the Notes shall direct the Collateral Agent, at the Company’s expense, to release the Liens pledged pursuant to the Pledge Agreement, and (2) promptly following the later to occur of (i) the last day of the first fiscal quarter for which the Company has caused to be delivered a certificate of a Senior Financial Officer of the Company pursuant to Section 7.2 demonstrating that the Company was in compliance with the requirements of Section 10.6 and each Additional or More Restrictive Covenant for such fiscal quarter and the immediately preceding fiscal quarter (assuming the Covenant Relief Period was not in effect at the end of either such fiscal quarter) or (ii) June 30, 2022, the holders of the Notes shall direct the Collateral Agent, at the Company’s expense, to release the Liens pledged pursuant to the Mortgages.~~
~~Section 9.12.    Excess Leverage Fee. The Company agrees that, in addition to interest accruing on the Notes, the Company will pay to each holder of a Note a fee on the outstanding principal amount of each Note held by such holder, computed on the same basis and payable at the same time as such interest, at a rate per annum equal to (collectively, the “Excess Leverage Fee”):~~
~~(a)    0.65% from and after the Second Amendment Effective Date until the last day of the Covenant Relief Period; and~~
~~(b)    in addition to the fee then payable pursuant to the foregoing clause (a), 0.60% at all times during the Covenant Relief Period when the Company fails to maintain an Investment Grade Rating from any two of the Rating Agencies until the date on which the Company has fully complied with Section 9.11(b)(2).~~
~~The accrued and unpaid Excess Leverage Fee on any principal amount being paid or prepaid shall be paid concurrently with such principal in accordance with Section 14.2. Any overdue payment of an Excess Leverage Fee shall accrue interest at a rate per annum from time to time equal to the Default Rate applicable to the applicable Note, payable in arrears at the same time accrued interest is paid on such Note (or, at the option of the registered holder thereof, on demand). For the avoidance of doubt, each Excess Leverage Fee shall be deemed to constitute a fee for all purposes.~~
~~Section 9.13.    Covenant to Make a Pro Rata Prepayment Offer to Prepay Notes Upon Certain Transactions.~~

~~The provisions of this Section 9.13 shall be effective from the Second Amendment Effective Date to the last day of the Covenant Relief Period.~~
~~(a)    Notice of Prepayment Transaction. The Company will, not later than two Business Days after the occurrence of a Prepayment Transaction, give a notice thereof to each holder of Notes. Such notice shall contain and constitute an offer to prepay Notes as described in Section 9.13(b) and shall be accompanied by the certificate described in Section 9.13(e).~~
~~(b)    Offer to Prepay Notes. The offer to prepay Notes contemplated by Section 9.13(a) shall be an offer to prepay, in accordance with and subject to this Section 9.13, all or a portion of the Notes held by each holder on a date specified in such offer (the “Proposed Prepayment Date”) that is a Business Day not less than 20 days and not more than 30 days after the date of such offer (or if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the Business Day nearest to the 20th day after the date of such offer). The offer to prepay Notes under this Section 9.13(b) shall be made pro rata to each holder of Notes (based on the aggregate principal amount of the Notes held by each such holder) in an aggregate amount equal to the Allocation Percentage multiplied by the applicable Net Cash Proceeds (each an “Offered Amount”).~~
~~(c)    Acceptance; Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 9.13 by causing a notice of such acceptance to be delivered to the Company not more than 10 days after receipt of the offer to prepay the Notes pursuant to this Section 9.13. A failure by a holder of Notes to so respond to an offer to prepay made pursuant to this Section 9.13 shall be deemed to constitute (1) a rejection of such offer by such holder if such prepayment is to be made without Make-Whole Amount or (2) an acceptance of such offer by such holder if such payment is to be made with Make-Whole Amount. On the Business Day immediately following such 10th day, the Company shall offer the rejected (or deemed rejected) portion of the Offered Amount to prepay the Notes of the holders that have accepted the first prepayment offer on a pro rata basis, and any failure by any such holder to respond to such second offer prior to the Proposed Prepayment Date shall be deemed to constitute (i) a rejection of such second offer by such holder if such prepayment is to be made without Make-Whole Amount or (ii) an acceptance of such second offer by such holder if such payment is to be made with Make-Whole Amount. On the Proposed Prepayment Date, the Company shall apply the aggregate amount of all Offered Amounts that have been rejected or deemed rejected pursuant to this Section 9.13(c) to repay the outstanding Term Loans and/or Revolving Credit Loans, but without any corresponding permanent reduction in the Revolving Credit Commitments (as each of the relevant terms is defined in the Bank Credit Agreement) and/or to repay other senior unsecured Indebtedness of the Company or any Subsidiary.~~
~~(d)    Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 9.13 shall be at 100% of the principal amount of such Notes plus, if on the date of the relevant Prepayment Transaction the Company fails to maintain an Investment Grade Rating from any two of the Rating Agencies, the Make-Whole Amount (calculated as if Section 8.6 included references to prepayments under this Section 9.13) determined for the date of prepayment with respect to such principal amount (without giving effect to any Excess Leverage Fee); provided that no Make-Whole Amount shall be payable on the first $50,000,000 of Called Principal of the Notes that is prepaid with Net Cash Proceeds~~

~~from any sale by the Company or any Subsidiary of any of the BASIS/Spring Educational Properties after the Third Amendment Effective Date. The prepayment shall be made on the Proposed Prepayment Date.~~
~~(e)    Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 9.13 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (1) the Proposed Prepayment Date; (2) that such offer is made pursuant to this Section 9.13; (3) the principal amount of each Note offered to be prepaid; (4) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (5) the Excess Leverage Fee, if any, that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (6) that the conditions of this Section 9.13 have been fulfilled; and (7) in reasonable detail, the nature and date of the relevant Prepayment Transaction.~~
~~(f)    Prepayment of Loans. The Company will apply that portion of the Net Cash Proceeds allocable to the outstanding Term Loans and/or Revolving Credit Loans to prepay such Loans on the Proposed Prepayment Date, but without any corresponding permanent reduction in the Revolving Credit Commitments (as each of the relevant terms is defined in the Bank Credit Agreement).~~
~~(g)    Relevant Definitions.~~
~~(1)    “Allocation Percentage” means, as of any date of determination, (i) the aggregate outstanding principal amount of the Notes on such date divided by (ii) the sum of (A) the Outstanding Amounts of all Loans (as defined in the Bank Credit Agreement on the Second Amendment Effective Date) plus (B) the aggregate outstanding principal amount of the Notes on such date.~~
~~(2)    “Prepayment Transaction” means the receipt by the Company or any Subsidiary of Net Cash Proceeds; provided that a Prepayment Transaction shall not be deemed to have occurred unless and until the aggregate amount of Net Cash Proceeds received after the Second Amendment Effective Date, less the amount of Net Cash Proceeds previously applied to prepay Indebtedness pursuant to this Section 9.13, is greater than or equal to $10,000,000.~~
~~Section 9.14    Maintenance of Ratings. The Company shall at all times during the Covenant Relief Period maintain a rating on the Index Debt from each Rating Agency.~~
Section 10.Negative Covenants.
From the Execution Date until the Closing and thereafter so long as any of the Notes are outstanding, the Company covenants that:
Section10.1.Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than ~~(a) if the Covenant Relief Period is not in effect,~~ the Company or another Subsidiary~~, or (b) if the Covenant Relief Period is in effect, the Company or~~

~~a Subsidiary Guarantor~~), except pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.
Section10.2.Merger, Consolidation, Sales of Assets and Other Arrangements.
(a)The Company will not permit any Subsidiary Guarantor, any Unencumbered Property Owner Subsidiary or any Unencumbered Property Equity Owner to become a party to any dissolution, liquidation or disposition of all or substantially all of such Person’s assets or business, a merger, reorganization, consolidation or other business combination or effect any transaction or series of transactions which may have a similar effect as any of the foregoing (including by way of Division), in each case without the prior written consent of the Required Holders, except for (1) the merger or consolidation of a Subsidiary Guarantor, an Unencumbered Property Owner Subsidiary or an Unencumbered Property Equity Owner with the Company or another Subsidiary Guarantor, (2) the merger or consolidation of a Subsidiary Guarantor where the Subsidiary Guarantor is the sole surviving entity, and the merger or consolidation of an Unencumbered Property Owner Subsidiary or an Unencumbered Property Equity Owner where such Person is the sole surviving entity, (3) the merger or consolidation of an Unencumbered Property Owner Subsidiary or an Unencumbered Property Equity Owner with an Unencumbered Property Owner Subsidiary or an Unencumbered Property Equity Owner, or the disposition of all or substantially all of an Unencumbered Property Owner Subsidiary’s assets or business to another Unencumbered Property Owner Subsidiary, and (4) any acquisitions or Investments by a Subsidiary Guarantor, an Unencumbered Property Owner Subsidiary or an Unencumbered Property Equity Owner permitted under this Agreement, including each Additional or More Restrictive Covenant; provided that nothing in this Section 10.2(a) shall prohibit any Subsidiary Guarantor, any Unencumbered Property Owner Subsidiary or any Unencumbered Property Equity Owner from selling or otherwise disposing of any Unencumbered Property or any other property if (i) the Company is in compliance with the provisions of Section 10.6 and each Additional or More Restrictive Covenant at the time of, and on a pro forma basis after giving effect to, such sale or other disposition and (ii) no Default or Event of Default shall then exist or result from such sale or other disposition.
(b)The Company will not become a party to any dissolution, liquidation or disposition of all or substantially all of its assets or business, a merger, reorganization, consolidation or other business combination or effect any transaction or series of transactions which may have a similar effect as any of the foregoing (including by way of Division), in each case without the prior written consent of Required Holders, except for (1) a merger or consolidation of the Company where the Company is the sole surviving entity and such merger or consolidation does not violate the Company’s status as a REIT and (2) any acquisitions or Investments; provided that such exceptions do not otherwise create any Default or Event of Default hereunder.

Section10.3.Line of Business. The Company will not, and will not permit any Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the Execution Date as described in the Memorandum.
Section10.4.Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (1) would cause any Purchaser or any holder or any affiliate of such Purchaser or holder to be in violation of, or subject to sanctions under, any law or regulation of the United States or any State thereof, the United Kingdom or the European Union applicable to such Purchaser or holder, or (2) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.
Section10.5.Limitation on Liens. The Company will not, and will not permit any Subsidiary to create or incur or suffer to be created or incurred or to exist any Lien on any of its assets except for Permitted Liens.
Notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary to, secure any Indebtedness outstanding under or pursuant to any Material Credit Facility unless and until the Notes (and the Subsidiary Guaranty Agreement if then in effect and any other Guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders; provided that nothing herein shall require the Company or any Subsidiary to secure the Notes (or the Subsidiary Guaranty Agreement if then in effect or any other Guaranty delivered in connection therewith) solely as a result of a Subsidiary that is not an Unencumbered Property Owner Subsidiary or an Unencumbered Property Equity Owner encumbering any of its assets to secure any Indebtedness other than Indebtedness of the Company or any Subsidiary Guarantor.
Section10.6.Financial Covenants.
(a)Unencumbered Asset Value. The Company will not permit the ratio of (1) Unsecured Indebtedness to (2) Unencumbered Asset Value calculated on a Consolidated basis, to exceed 0.60 to 1.00 provided that (1) the amount of Short-Term Unsecured Indebtedness included in the calculation of Unsecured Indebtedness shall be reduced by the aggregate amount of unrestricted cash and Cash Equivalents held by the Company on a Consolidated basis (with the Company directly or through the applicable Subsidiary having full access thereto and control thereof) in excess of $25,000,000, and (2) Unencumbered Asset Value shall be increased by the amount of Excess Unrestricted Cash and Cash Equivalents as of the applicable date of calculation.

(b)Total Debt to Total Asset Value. The Company will not permit the ratio of (1) Total Debt to (2) Total Asset Value, in each case calculated on a Consolidated basis, to exceed 0.60 to 1.00; provided that, to the extent permitted by the Bank Credit Agreement, such ratio may increase to 0.65 to 1.00 for up to two consecutive quarters immediately following a Material Acquisition of which the Company has given the Purchasers and holders of Notes written notice.
(c)Maximum Secured Debt to Total Asset Value. The Company will not permit the ratio of (1) Secured Indebtedness of the Company and its Subsidiaries to (2) Total Asset Value, in each case calculated on a Consolidated basis, to exceed 0.35 to 1.00~~; provided that during the period commencing on the date immediately succeeding the last day of the Covenant Relief Period and ending on the date on which the Company shall have delivered to each holder of the Notes a certificate of a Senior Financial Officer of the Company pursuant to Section 7.2 demonstrating that the Company was in compliance with the requirements of Section 10.6 and each Additional or More Restrictive Covenant for the fiscal quarter to which such certificate relates and the immediately preceding fiscal quarter (assuming the Covenant Relief Period was not in effect at the end of either such fiscal quarter), the Company will not permit such ratio to exceed 0.25 to 1.00. For purposes of this Section 10.6(c), Secured Indebtedness shall not include Indebtedness secured by a Lien pursuant to a Mortgage or the Pledge Agreement~~.
(d)Minimum Fixed Charge Coverage Ratio. The Company will not permit the ratio of (1) Adjusted EBITDA to (2) Fixed Charges, in each case for the Company and calculated on a Consolidated basis, to be less than 1.50 to 1.00.
(e)Minimum Unsecured Interest Coverage Ratio. The Company will not permit the ratio of (1) Unencumbered Property NOI from the Unencumbered Pool to (2) Consolidated Unsecured Interest ~~Incurred~~Expense, in each case calculated on a Consolidated basis, to be less than 1.75 to 1.00.
~~(f)    Minimum Liquidity. During the Covenant Relief Period, the Company will not permit the sum, calculated on a Consolidated basis with respect to the Company, of (1) unrestricted cash and Cash Equivalents held by the Company and its Subsidiaries (with the Company directly or through the applicable Subsidiary having full access thereto), and (2) undrawn availability under the Bank Credit Agreement (to the extent available to be drawn at the date of determination in accordance with the Bank Credit Agreement), to at any time be less than $500,000,000.~~
Sections 10.6(a), (b), (c), (d) and (e) shall be tested as of the end of each quarter, based upon the results for that particular quarter then ended.
~~Notwithstanding the foregoing, during the Covenant Relief Period, the Company shall have no obligation to satisfy the covenants set forth in clause (a) (Unencumbered Asset Value), clause (b) (Total Debt to Total Asset Value), clause (d) (Minimum Fixed Charge Coverage Ratio) or clause (e) (Minimum Unsecured Interest Coverage Ratio) above; provided that the Company shall continue to deliver to the holders of the Notes duly completed Officer’s Certificates pursuant to Section 7.2(a), for informational purposes only, as and when required under Section 7.2(a) certifying as to the Company’s calculations of each of the financial covenants set forth in this Section 10.6, notwithstanding that the covenants referenced above in this sentence are not required to be satisfied during the Covenant Relief Period. For the avoidance of doubt,~~

~~immediately following the expiration of the Covenant Relief Period, each financial covenant contained in this Section 10.6 and those incorporated pursuant to Section 9.10 shall be in full force and effect, in each case, without giving effect to the terms of this paragraph.~~
Section10.7.Subsidiary Indebtedness. The Company will not permit any Unencumbered Property Owner Subsidiary or Unencumbered Property Equity Owner to create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (whether secured or unsecured, recourse or non-recourse), other than:
(a)    Indebtedness under the Subsidiary Guaranty Agreement;
(b)    current liabilities incurred in the ordinary course of business but not incurred through (1) the borrowing of money, or (2) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;
(c)    Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 9.4;
(d)    Indebtedness in respect of judgments, but only to the extent not resulting in an Event of Default;
(e)    endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
(f)    intercompany Indebtedness due to the Company, a Subsidiary Guarantor, an Unencumbered Property Owner Subsidiary or an Unencumbered Property Equity Owner;
(g)    Indebtedness in the nature of interest rate swaps or similar interest rate hedging transactions entered into to hedge bona fide interest rate risk with respect to Indebtedness otherwise permitted under this Section 10.7, provided that the amount and terms of such interest rate swaps and similar hedging transactions are reasonably satisfactory to the Required Holders;
(h)    unsecured obligations in respect of Parity Indebtedness; provided that (1) the incurrence of such Indebtedness does not violate, and would not violate on a pro forma basis, any financial covenants set forth in Section 10.6 or any Additional or More Restrictive Covenant, (2) no Default or Event of Default then exists or would result therefrom, and (3) the requirements of Section 9.9 are satisfied;~~and~~
(i)    Indebtedness in the nature of Capitalized Lease Obligations and purchase money obligations for fixed or capital assets (but in no event related to any Indebtedness for borrowed money), provided that such Indebtedness is unsecured and the aggregate outstanding principal amount of such Indebtedness at any time does not exceed

$4,000,000 with respect to any particular Unencumbered Property Owner Subsidiary or Unencumbered Property Equity Owner or $20,000,000 with respect to all Unencumbered Property Owner Subsidiaries and Unencumbered Property Equity Owners and provided, further, that the incurrence of such Indebtedness does not violate, and would not violate on a pro forma basis, any covenant set forth in Section 10.6 or any Additional or More Restrictive Covenant~~.~~; and
(j)     to the extent constituting Indebtedness, Indebtedness in respect of redeemable Equity Interests held by a Person other than the Company or its Subsidiaries provided, that the incurrence of such Indebtedness does not violate, and would not violate on a pro forma basis, any covenant set forth in Section 10.6 or any Additional or More Restrictive Covenant.
Although it will not be a Default or an Event of Default if the Company fails to comply with any provision of Section 10 on or after the Execution Date and prior to the Closing, if such a failure occurs, then any of the Purchasers may elect not to purchase the Notes on the date of Closing that is specified in Section 3.
Section10.8.~~Section 10.8.~~Distributions. The Company will not make any Distribution that would violate either of the following covenants:
(a)~~(a)~~if an Event of Default shall have occurred and be continuing, the Company will not make any Distribution other than the minimum Distributions required under the Code to maintain the Company’s status as a REIT, as evidenced by a certification of the Chief Financial Officer of the Company or its Vice President – Finance containing calculations in reasonable detail reasonably satisfactory in form and substance to the Required Holders; provided that the Company shall not be entitled to make any Distribution in connection with the repurchase of common stock of the Company at any time after an Event of Default shall have occurred and be continuing; and
(b)~~(b)~~ if an Event of Default under Section 11(a), (b), (g), (h) or (i) shall have occurred and be continuing or if the Notes have been accelerated, the Company will not make any Distribution whatsoever, either directly or indirectly.
~~Section 10.9.    Covenant Relief Period. Notwithstanding anything to the contrary contained herein, so long as the Covenant Relief Period is continuing:~~
~~(a)    (1) the Company will not, and will not permit any Subsidiary to, (i) make any Investments pursuant to clause (f)(13) or (16) below, (ii) make any Investments described under clause (f)(14) below in any new Subsidiary to facilitate any Investment under clause (f)(13) or (16) below, and (2) the Company will not incur any Indebtedness under Section 9.3(b) of the Bank Credit Agreement as in effect on the Second Amendment Effective Date which constitutes a guaranty (other than a “bad boy” guaranty permitted under clause (d) of such Section 9.3(b)) incurred in connection with any Indebtedness of a Subsidiary, except for any such Investments and/or Indebtedness under the foregoing clauses (1) and (2), respectively, which (A) in the aggregate, do not exceed (x) $75,000,000 during the period commencing on the Second Amendment Effective Date and ending on December 31, 2020, and (y) without limiting the foregoing~~

~~clause (x), $175,000,000 during the period commencing on October 1, 2020 and ending on December 31, 2021, or (B) constitute non cash acquisitions made in exchange for forgiveness of deferred rent or payments under EPR Senior Property Loans;~~
~~(b)    the Company will not make any Distributions (1) on account of any common stock in the Company, other than the minimum Distributions required under the Code to maintain the status of the Company as a REIT, as evidenced by a certification of the Chief Financial Officer of the Company or its Vice President – Finance containing calculations in reasonable detail reasonably satisfactory in form and substance to the Required Holders, (2) other than to avoid incurring any corporate income or excise taxes, or (3) in excess of $6,100,000 in the aggregate in any calendar quarter on account of any preferred stock in the Company issued prior to the Second Amendment Effective Date;~~
~~(c)    the Company will not, and will not permit any Subsidiary to, make any capital expenditures except for: (1) discretionary capital expenditures which do not exceed (i) $125,000,000 in the aggregate during the period commencing on the Second Amendment Effective Date and ending on December 31, 2020 and (ii) without limiting the foregoing clause (i), $175,000,000 during the period commencing on October 1, 2020 and ending on December 31, 2021, and (2) capital expenditures incurred in connection with any emergency repairs posing an imminent threat to life safety or property damage;~~
~~(d)    the Company will not permit Consolidated Tangible Net Worth at any time to be less than the sum of (1) $2,159,490,480 plus (2) 75% of the aggregate Net Equity Proceeds received by the Company on a Consolidated basis subsequent to September 27, 2017;~~
~~(e)    the Company will not permit the ratio, calculated on a Consolidated basis with respect to the Company, of: (1) Investments in the aggregate sum (without duplication) of: (i) Investments in unimproved real estate (including cost of land held for development), which such Investment is in the form of a fee, leasehold or mortgage interest; (ii) Investments in construction which is not pre-leased (total budgeted cost, including cost of land); (iii) Investments in mortgage loans secured by real estate (other than EPR Senior Property Loans), and (iv) Investments in unconsolidated Subsidiaries, to (2) Total Asset Value, to exceed 25% at any time; provided that any violation of the foregoing limitations in this clause (e) shall not constitute a Default or Event of Default but shall result in the exclusion from the calculation of Total Asset Value of the aggregate value of the Investments described in clause (1) above in excess of 25% of Total Asset Value;~~
~~(f)    the Company will not, and will not permit any Unencumbered Property Owner Subsidiary to, make, permit to exist or to remain outstanding any Investment except Investments in (1) marketable direct or guaranteed obligations of the United States that mature within one year from the date of purchase by the Company or any such Subsidiary, (2) marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or bank of the United States, (3) demand deposits, certificates of deposit, bankers acceptances and time deposits of any of the Lenders under the Bank Credit Agreement or~~

~~any United States bank having total assets in excess of $100,000,000; provided that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $1,000,000, (4) securities commonly known as “commercial paper” issued by any Lender under the Bank Credit Agreement or a corporation organized and existing under the laws of the United States or any state thereof which at the time of purchase are rated by Moody’s or by S&P at not less than “P-1” if then rated by Moody’s, and not less than “A-1” if then rated by S&P, (5) mortgage-backed securities guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage-backed bonds which at the time of purchase are rated by Moody’s or by S&P at not less than “AA” if then rated by Moody’s and not less than “AA” if then rated by S&P, (6) repurchase agreements having a term not greater than 180 days and fully secured by securities described in the foregoing clauses (1), (2) or (5) with Persons described in the foregoing clause (3) or financial institutions or other corporations having total assets in excess of $500,000,000, (7) shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing clauses (1) through (6) and have total assets in excess of $50,000,000, (8) to the extent not already described above, Cash Equivalents, (9) intercompany obligations owing to the Company, an Unencumbered Property Owner Subsidiary or an Unencumbered Property Equity Owner, (10) to the extent constituting Investments, loans or advances in the ordinary course of business to directors, officers, employees or agents of the Company or another Subsidiary for travel, entertainment, relocation and like expenses, (11) to the extent constituting Investments, non-cash consideration received in connection with an asset sale not prohibited under this Agreement, (12) Investments in the nature of accounts receivable, notes receivable, lease receivables or similar receivables arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, lessees or similar obligors to the extent reasonably necessary in order to prevent or limit loss, (13) the following Investments: (i) Investments in Real Estate (including fee and leasehold interests in real property and improvements thereon and interests in mortgage loans and other financing secured by any interest in real property or improvements thereon); (ii) Investments in property (whether constituting real or personal property) in the nature of options, licenses, easements and other rights relating to real property; (iii) Investments in equipment and other personal property in connection with Investments described in clauses (i) or (ii) immediately above, including Investments in equipment leased to tenants or mortgagors or sold to tenants or mortgagors pursuant to purchase-money loans or similar financing arrangements; and (iv) Investments in corporations, partnerships, limited liability companies, trusts and other entities which are or will be engaged primarily in making or managing Investments of a type described in clauses (i), (ii) or (iii) immediately above; provided that nothing in this clause (13) shall limit or impair the provisions of clause (e) of this Section 10.9, (14) subject to the terms of this Agreement, Investments in Subsidiaries of the Company existing as of September 27, 2017, and Investments in new Subsidiaries of the Company created after September 27, 2017, (15) deposits required by government agencies or public utilities, and other deposits or pledges which constitute Permitted Liens, and (16) Investments, other than Investments described in clauses (1) through (15) above, provided that (i) the amount of all Investments made pursuant to this clause (16) does not exceed $75,000,000 measured at the time when made, and (ii) no Default or Event of Default exists at the time any such Investment is made; provided that, notwithstanding anything to the contrary herein, the Company and its Subsidiaries shall not repurchase any Equity Interests of the Company other than pursuant to the Company’s 2007 and 2016 equity incentive plans in amounts generally consistent with past practice;~~

~~(g)    the Company will not permit the Equity Interests of any Unencumbered Property Equity Owner to be subject to any Lien, other than Liens in favor of the Collateral Agent in accordance with Section 9.11;~~
~~(h)    the Company will not, and will not permit any Subsidiary to, (1) voluntarily prepay any outstanding Term Loan (as defined in the Bank Credit Agreement on the Second Amendment Effective Date), (2) permanently reduce the Revolving Credit Commitments (as defined in the Bank Credit Agreement on the Second Amendment Effective Date), whether directly or indirectly through the addition of a borrowing base or similar limitation, or (3) voluntarily repay or redeem any outstanding Bond before the stated maturity thereof;~~
~~(i)    the Company will not, and will not permit any Subsidiary to, incur Secured Indebtedness during the period commencing on the Third Amendment Effective Date and ending on the last day of the Covenant Relief Period other than (1) Indebtedness incurred in the ordinary course of business to purchase Real Estate, which Indebtedness is secured solely by a mortgage, deed of trust or similar instrument, including any related fixture financing statement, on such Real Estate, and (2) Indebtedness secured by a Lien pursuant to a Mortgage or the Pledge Agreement;~~
~~(j)    the Company will not permit any Subsidiary Guarantor organized under the laws of Canada or any province thereof to guarantee any obligations in respect of the Bonds; and~~
~~(k)    in addition to all financial reporting required under this Agreement, the Company will submit, as soon as practicable, but in any event not later than 15 days after (1) the end of each January, February, April, May, July, August, October and November (commencing with the month ending July 31, 2020), an unaudited income statement for such month, and (2) the end of each calendar month (commencing with the month ending July 31, 2020), a statement of the Company’s Consolidated unrestricted cash and Cash Equivalents for such month and a calculation in reasonable detail of the covenant in Section 10.6(f).~~

Section 11.Events of Default.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
(c)the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 9.7, Section ~~9.13(a), Section~~ 10.2, Section 10.4, Section 10.6, Section 10.8, ~~Section 10.9~~ or any Additional or More Restrictive Covenant; or
(d)the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)), ~~in the Pledge Agreement~~ or in the Subsidiary Guaranty Agreement and such default is not remedied within 30 days after the earlier of (1) a Responsible Officer of the Company obtaining actual knowledge of such default and (2) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
(e)(1) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (2) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in the Subsidiary Guaranty Agreement or any writing furnished in connection with the Subsidiary Guaranty Agreement proves to have been false or incorrect in any material respect on the date as of which made; or
(f)(1) the Company, any Subsidiary Guarantor, any Unencumbered Property Equity Owner or any Unencumbered Property Owner Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $75,000,000 ~~or, so long as the Covenant Relief Period is in effect, such lesser amount that is the then lowest threshold amount for similar defaults under any Material Credit Facility~~ (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (2) the Company, any Subsidiary Guarantor, any Unencumbered Property Equity Owner or any Unencumbered Property Owner Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $75,000,000 ~~or, so long as the Covenant Relief Period is in effect, such lesser amount that is the then lowest threshold amount for similar defaults under any Material Credit Facility~~ (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (3) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (i) the Company, any Subsidiary Guarantor, any Unencumbered Property Equity Owner or any Unencumbered Property Owner Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $75,000,000 ~~or, so long as the Covenant Relief Period is in effect, such lesser amount that is the then lowest threshold amount for similar defaults under any Material Credit Facility~~ (or its equivalent in the relevant currency of payment), or (ii) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or
(g)the Company, any Subsidiary Guarantor, any Unencumbered Property Equity Owner or any Unencumbered Property Owner Subsidiary (1) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (2) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (3) makes an assignment for the benefit of its creditors, (4) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (5) is adjudicated as insolvent or to be liquidated, or (6) takes corporate action for the purpose of any of the foregoing; or
(h)a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company, any Subsidiary Guarantor, any Unencumbered Property Equity Owner or any Unencumbered Property Owner Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, any Subsidiary Guarantor, any Unencumbered Property Equity Owner or any Unencumbered Property Owner Subsidiary, or any such petition shall be filed against the Company, any Subsidiary Guarantor, any Unencumbered Property Equity Owner or any Unencumbered Property Owner Subsidiary and such petition shall not be dismissed within 60 days; or
(i)any event occurs with respect to the Company, any Subsidiary Guarantor, any Unencumbered Property Equity Owner or any Unencumbered Property Owner Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j)one or more final judgments or orders for the payment of money aggregating in excess of the greater of (1) $50,000,000 and (2) the then lowest threshold amount for judgment defaults under any Material Credit Facility (or the equivalent of such amount in the relevant currency of payment), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company, any Subsidiary Guarantor, any Unencumbered Property Equity Owner or any Unencumbered Property Owner Subsidiary and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
(k)if (1) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (2) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (3) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (4) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (5) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (6) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (7) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (8) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (9) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (1) through (9) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or
~~(l)    the Company defaults in the payment of any Excess Leverage Fee for more than five Business Days after the same becomes due and payable; or~~
    ~~(m)    the Pledge Agreement or any Mortgage shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject only to Liens permitted thereunder) on the collateral purported to be covered thereby; or~~

~~(n~~    (l)    the Subsidiary Guaranty Agreement shall cease to be in full force and effect with respect to any Subsidiary Guarantor, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of the Subsidiary Guaranty Agreement with respect to such Subsidiary Guarantor, or the obligations of any Subsidiary Guarantor under the Subsidiary Guaranty Agreement are not or cease to be legal, valid, binding and enforceable in accordance with the terms of the Subsidiary Guaranty Agreement.
Section 12.Remedies on Default, Etc.
Section12.1.Acceleration.
(a)If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (1) of Section 11(g) or described in clause (6) of Section 11(g) by virtue of the fact that such clause encompasses clause (1) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b)If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(c)If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the applicable Default Rate) ~~and any Excess Leverage Fee, if any,~~ and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
Section12.2.Other Remedies. If any Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or the Subsidiary Guaranty Agreement, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section12.3.Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest ~~and all overdue Excess Leverage Fee, if any,~~ on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal~~, Excess Leverage Fee, if any,~~  and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the applicable Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section12.4.No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, the Subsidiary Guaranty Agreement or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.
Section 13.Registration; Exchange; Substitution of Notes.
Section13.1.Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
Section13.2.Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(3)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1(a) or Schedule 1(b), as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a series, one Note of such series may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.3.
Section13.3.Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(3)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)in the case of mutilation, upon surrender and cancellation thereof, within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
Section 14.Payments on Notes.
Section14.1.Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount~~, if any, Excess Leverage Fee~~, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank of America, N.A., in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section14.2.Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount~~, if any, Excess Leverage Fee~~, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.
Section14.3.FATCA Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.
Section 15.Expenses, Etc.
Section15.1.Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Subsidiary Guaranty Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Subsidiary Guaranty Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Subsidiary Guaranty Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and the Subsidiary Guaranty Agreement and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $5,000. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).
The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (1) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (2) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (3) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.
Section15.2.Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or the Subsidiary Guaranty Agreement or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or the Subsidiary Guaranty Agreement or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.
Section15.3.Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Subsidiary Guaranty Agreement or the Notes, and the termination of this Agreement.
Section 16.Survival of Representations and Warranties; Entire Agreement.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and the Subsidiary Guaranty Agreement embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17.Amendment and Waiver.
Section17.1.Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:
(a)no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and
(b)no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (1) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (i) interest on the Notes or (ii) the Make-Whole Amount, (2) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to Closing that appear in Section 4, or (3) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2) and Section 11(a), 11(b), 12, 17 or 20.
Section17.2.Solicitation of Holders of Notes.
(a)Solicitation. The Company will provide each Purchaser and each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser or holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or the Subsidiary Guaranty Agreement. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or the Subsidiary Guaranty Agreement to each Purchaser and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchaser and/or holders of Notes.
(b)Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of a Note as consideration for or as an inducement to the entering into by such Purchaser or holder of any waiver or amendment of any of the terms and provisions hereof or of the Subsidiary Guaranty Agreement or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser and each holder of a Note even if such Purchaser or holder did not consent to such waiver or amendment.

(c)Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or the Subsidiary Guaranty Agreement by a holder of a Note that has transferred or has agreed to transfer its Note to (1) the Company, (2) any Subsidiary or any other Affiliate or (3) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
Section17.3.Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 or the Subsidiary Guaranty Agreement applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Purchaser or holder of a Note and no delay in exercising any rights hereunder or under any Note or the Subsidiary Guaranty Agreement shall operate as a waiver of any rights of any Purchaser or holder of such Note.
Section17.4.Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Subsidiary Guaranty Agreement or the Notes, or have directed the taking of any action provided herein or in the Subsidiary Guaranty Agreement or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
Section 18.Notices.
Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid), (c) by an internationally recognized overnight delivery service (charges prepaid) or (d) by e-mail. Any such notice must be sent:
(1)if to any Purchaser or its nominee, to such Purchaser or nominee at the physical or e-mail address specified for such communications in the Purchaser Schedule, or at such other physical or e-mail address as such Purchaser or nominee shall have specified to the Company in writing,

(2)if to any other holder of any Note, to such holder at such physical or e-mail address as such other holder shall have specified to the Company in writing, or
(3)if to the Company, to the Company at its physical or e-mail address set forth at the beginning hereof to the attention of the General Counsel, or at such other physical or e-mail address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.
Section 19.Reproduction of Documents.
This Agreement and all documents relating hereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser on the Execution Date or at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
Section 20.Confidential Information.
For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will (x) maintain the confidentiality of such Confidential Information and (y) use such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser and its use thereof, provided that such Purchaser may deliver or disclose Confidential Information to (1) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (2) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (3) any other holder of any Note, (4) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (5) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (6) any federal or state regulatory authority having jurisdiction over such Purchaser, (7) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (8) any other Person to which such delivery or disclosure may be necessary or appropriate (i) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (ii) in response to any subpoena or other legal process, (iii) in connection with any litigation to which such Purchaser is a party or (iv) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or the Subsidiary Guaranty Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.
In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.
Section 21.Substitution of Purchaser.
Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22.Miscellaneous.
Section22.1.Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.2, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.
Section22.2.Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (1) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (2) all financial statements shall be prepared in accordance with GAAP. Notwithstanding the foregoing, if the Company notifies the holders of Notes that, in the Company’s reasonable opinion, or if the Required Holders notify the Company that, in the Required Holders’ reasonable opinion, as a result of changes in GAAP from time to time (“Subsequent Changes”), any of the covenants contained in Sections 10.6 or any of the defined terms used therein, no longer apply as intended such that such covenants are materially more or less restrictive to the Company than are such covenants immediately prior to giving effect to such Subsequent Changes, the Company and the holders of Notes shall negotiate in good faith to reset or amend such covenants or defined terms so as to negate such Subsequent Changes, or to establish alternative covenants or defined terms. Until the Company and the Required Holders so agree to reset, amend or establish alternative covenants or defined terms, the covenants contained in Sections 10.6, together with the relevant defined terms, shall continue to apply and compliance therewith shall be determined assuming that the Subsequent Changes shall not have occurred (“Static GAAP”). During any period that compliance with any covenants shall be determined pursuant to Static GAAP, the Company shall include relevant reconciliations in reasonable detail between GAAP and Static GAAP with respect to the applicable covenant compliance calculations contained in each certificate of a Senior Financial Officer delivered pursuant to Section 7.2 during such period. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
For covenant calculations that require the determination of Net Operating Income, Net Income (or Loss), and/or EBITDA (each, an “Income Component”) of the Company or any of its Subsidiaries or Unconsolidated Affiliates, any amounts comprising such Income Components that are denominated in currencies other than U.S. dollars shall be converted to U.S. dollars using the same exchange rates used by the Company for its financial statements filed (or to be filed) with the SEC for the applicable period.

Notwithstanding anything to the contrary contained above in this Section 22.2 or in the definition of “Capitalized Lease Obligation,” ~~in the event of an accounting change requiring leases to be capitalized, only those leases that would have constituted capital leases on the Amendment Effective Date (assuming for purposes hereof that they were in existence on the Amendment Effective Date) shall be considered capital or finance leases, and all calculations under this Agreement shall be made in accordance therewith (~~Capitalized Lease Obligations shall exclude operating lease liabilities required to be recorded on the balance sheet of a Person pursuant to Accounting Standards Codification Topic 842, Leases (ASC 842), provided that each certificate of a Senior Financial Officer delivered to the holders of the Notes in accordance with Section 7.2 after the date of such accounting change shall contain a schedule showing ~~the~~ such non-GAAP adjustments ~~necessary to reconcile such calculations with GAAP as in effect immediately prior to such accounting change)~~.
Section22.3.Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section22.4.Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section22.5.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Agreement and all other documents delivered hereunder (other than the Notes). Delivery of an electronic signature to, or a signed copy of, this Agreement and all other documents delivered hereunder (other than the Notes) by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. Notwithstanding the foregoing, if any Purchaser shall request manually signed counterpart signatures to any document hereunder, the Company and each Subsidiary Guarantor hereby agree to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable.
Section22.6.Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
Section22.7.Jurisdiction and Process; Waiver of Jury Trial.
(a)The Company and each Purchaser and holder of a Note irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company and each Purchaser and holder of a Note irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)The Company and each Purchaser and holder of a Note agree, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (1) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (2) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(d)Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(e)The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.
Section22.8.Divisions. For all purposes of this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

EPR Properties

By: /s/ Mark A. Peterson
    Title: Vice President

This Agreement is hereby
accepted and agreed to as
of the date hereof.
~~[Add Purchaser Signature Blocks]~~

The Prudential Insurance Company of America

By: ___________________________________
Vice President

The Gibraltar Life Insurance Co., Ltd.

By:    Prudential Investment Management Japan
    Co., Ltd., as Investment Manager

By:    PGIM, Inc., as Sub-Adviser

By: ______________________________
    Vice President

Pruco Life Insurance Company

By: ___________________________________
Assistant Vice President

Prudential Retirement Insurance and Annuity Company

By:       PGIM, Inc. (as Investment Manager)

By: ___________________________________
Vice President

D3V I LLC

By: ___________________________________
Name:
Title:

PIF Offshore I LTD

By:     Pacific Investment Management Company     LLC, its investment manager

By: ___________________________________
Name:
Title:

PIMCO Red Stick Fund, L.P.

By:     PIMCO GP XXVIII, LLC, its general     partner

By:     Pacific Investment Management Company     LLC, its Managing Member

By: ___________________________________
Name:
Title:

PIMCO Tactical Opportunities Master
Fund Ltd.

By:     Pacific Investment Management Company     LLC, its investment manager

By: ___________________________________
Name:
Title:

Ensign Peak Advisors, Inc.
Clifton Park Capital Management, LLC

By: ___________________________________
Name:
Title:

United Services Automobile Association

By: BlackRock Financial Management, Inc., as investment manager

By: ______________________________________
Name:
Title:

USAA Life Insurance Company

By: BlackRock Financial Management, Inc., as investment manager

By: ______________________________________
Name:
Title:

The Guardian Life Insurance Company of America

By: ______________________________________
Name:
Title:

The Ohio National Life Insurance Company

By: ______________________________________
Name:
Title:

Ohio National Life Assurance Corporation

By: ______________________________________
Name:
Title:

Fidelity & Guaranty Life Insurance Company
pursuant to powers of attorney now and hereafter granted to
BLACKSTONE ISG-I ADVISORS L.L.C.

By: Blackstone ISG-I Advisors L.L.C.

By: GSO Capital Advisors II LLC, as Sub-Advisers

By: ______________________________________
Name:
Title:

American Equity Investment Life Insurance Company

By: ______________________________________
Name:
Title:

American Family Life Insurance Company

By: ______________________________________
Name:     David L. Voge
Title:     Fixed Income Portfolio Manager

Transferee of Americo Financial Life & Annuity Insurance Company

By: ______________________________________
Name:
Title:

Missouri Employers Mutual Insurance     Company

By:    Conning, Inc., as Investment Manager

By:    _____________________________________
Name:
Title:

Investors Heritage Life Insurance Company

By:    Conning, Inc., as Investment Manager

By:    _____________________________________
Name:
Title:

5 Star Life Insurance Company

By:    Conning, Inc., as Investment Manager

By:    _____________________________________
Name:
Title:

USAble Life

By:    Conning, Inc., as Investment Manager

By:    _____________________________________
Name:
Title:

Defined Terms
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Additional or More Restrictive Covenant” is defined in Section 9.10.
 ~~“Adelaar Project” means a planned development in Sullivan County, New York, expected to consist of a casino and resort complex, other than any portion of such complex that, after the Execution Date, is income producing or is sold to a Person not related to the Company.~~
~~“Adelaar Value” means the lower of cost or appraised value of the Company’s and its Subsidiaries’ interest in the Adelaar Project.~~
“Adjusted EBITDA” means EBITDA for the most recent quarter ended, less the Replacement Reserve amount.
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
“Agreement” means this Note Purchase Agreement, including all Schedules and Exhibits attached to this Agreement.
~~“Alternate Trigger Event” means any of the following occurring at any time during the Covenant Relief Period: (a) the aggregate amount of unrestricted cash and Cash Equivalents held by the Company and its Subsidiaries shall be less than the Unrestricted Cash Threshold Amount or (b) the Revolving Credit Exposure is greater than $750,000,000.~~
~~“AMC Pledged Property” means any Pledged Property or Mortgaged Property leased or operated by AMC Entertainment Holdings, Inc. or any of its Subsidiaries.~~
~~“Amendment Effective Date” means September 27, 2017.~~
“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other
Schedule A
(to Note Purchase Agreement)

money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Applicable Law” means all applicable provisions of constitutions, statutes, laws, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts.
“Bad Boy Guaranty” means a Guaranty under which recourse is limited to so-called bad-boy acts, including: (a) failure to account for a tenant’s security deposits, if any, for rent or any other payment collected by a Subsidiary from a tenant under the lease, all in accordance with the provisions of any applicable loan or lease documents, (b) fraud or a material misrepresentation made by a Subsidiary, or the holders of beneficial or ownership interests in such Subsidiary, in connection with the financing evidenced by the applicable loan or lease documents; (c) any attempt by a Subsidiary to divert or otherwise cause to be diverted any amounts payable to the applicable tenant or mortgagee in accordance with the applicable lease or loan documents; (d) the misappropriation or misapplication of any insurance proceeds or condemnation awards relating to any leased real estate; (e) voluntary or involuntary bankruptcy by a Subsidiary; and (f) any environmental matter(s) affecting any leased or mortgaged property which is introduced or caused by a Subsidiary or any holder of a beneficial or ownership interest in a Subsidiary.
“Bank Credit Agreement” means the ~~Second~~ Third Amended, Restated and Consolidated Credit Agreement dated as of ~~September 27~~October 6, ~~2017~~  2021 by and among the Company, as borrower, KeyBank National Association, as administrative agent, and various other financial institutions party thereto, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancings thereof.~~.~~
“Base Rent” means, with respect to any Lease, the minimum periodic contractual rent payable thereunder, excluding reimbursement or recovery of common area maintenance or other property operating expenses and excluding percentage rent.
~~“BASIS/Spring Educational Properties” means the assets that may be purchased pursuant to the Purchase Option and Sale Agreement dated as of November 30, 2010 by and among Education Capital Solutions, LLC and Early Childhood Education, LLC and Spring Education Group, Inc., as amended.~~
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).
“Bonds” means the Company’s (a~~) 5.25% Senior Notes due 2023 issued pursuant to that certain Indenture with U.S. Bank National Association dated as June 18, 2013, (b~~) 4.50% Senior Notes due 2025 issued pursuant to that certain Indenture with UMB Bank, n.a. dated as of March 16, 2015, (~~c~~b) 4.75% Senior Notes due 2026 issued pursuant to that certain Indenture with UMB Bank, n.a. dated as of December 14, 2016, (~~d~~c) 4.50% Senior Notes due 2027 issued pursuant to that certain Indenture with UMB Bank, n.a. dated as of May 23, 2017, (~~e~~d) 4.950% Senior Notes due 2028 issued pursuant to that certain Indenture with UMB Bank, n.a. dated as of April 16,

2018, (~~f~~e) ~~3.750~~ 3.75% Senior Notes due 2029 issued pursuant to that certain Indenture with UMB Bank, n.a. dated as of August 15, 2019 , (f) 3.60% Senior Notes due 2031 issued pursuant to that certain Indenture with UMB Bank, n.a. dated as of October 27, 2021 and (g) other senior notes issued on or after the ~~Third~~ Fourth Amendment Effective Date pursuant to any Indenture that contains terms that are substantially similar to the terms governing the senior notes described in the foregoing clauses (a) through (f), and in each case shall include the Indenture related thereto.
“Building(s)” means with respect to each parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.
“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Kansas City, Missouri or New York, New York are required or authorized to be closed.
“Capitalized Lease Obligation” means an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.
“Capitalized Value” is defined in the definition of “Total Real Estate Value”.
“Cash Equivalents” means (a) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least “A-2” or the equivalent by S&P or at least “P-2” or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States or any state thereof and rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940 which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.
“Change in Control” is defined in Section 8.7(h).
“Change in Control Proposed Prepayment Date” is defined in Section 8.7(c).
“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.
~~“Collateral Agent” means KeyBank National Association.~~
“Company” is defined in the first paragraph of this Agreement.
“Confidential Information” is defined in Section 20.
“Consolidated” means with reference to any term defined in this Agreement, that term as applied to the accounts of a Person and its direct and indirect Subsidiaries, determined on a consolidated basis in accordance with GAAP.
“Consolidated Interest Incurred” means for any period, interest incurred on all Indebtedness of the Company (regardless of whether such interest was expensed or capitalized in accordance with GAAP), determined on a Consolidated basis but excluding amortization of deferred loan costs.
~~“Consolidated Tangible Net Worth” means the equity of the Company as determined in accordance with GAAP, less the total book value of all assets of the Company properly classified as intangible assets under GAAP, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing, all as determined on a Consolidated basis.~~
~~“Consolidated Unsecured Interest Incurred~~“Consolidated Unsecured Interest Expense” means, for any period, interest incurred on all Unsecured Indebtedness of the Company (regardless of whether such interest was expensed or capitalized in accordance with GAAP), determined on a Consolidated basis but excluding amortization of deferred loan costs.
“Contingent Obligation(s)” means, as to any Person, any obligation of such Person guaranteeing or intending to guaranty any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the payment of, or the ability of the primary obligor to make payment of, such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or contracting for purchase of real property in the ordinary course of business, or obligations, indemnifications or guarantees of liabilities other than with respect to the repayment of any Indebtedness, such as environmental indemnities or “bad acts” indemnities, unless such obligations, indemnifications or guarantees are being enforced by any applicable party entitled to rely thereon. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.
“Control Event” is defined in Section 8.7(i).
“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.
~~“Covenant Relief Period” means the period beginning on the Second Amendment Effective Date and ending on the earlier of (a) October 1, 2021 or, if the Company elects to extend such period pursuant to Section 9.11(b)(1), January 1, 2022, and (b) provided no Default or Event of Default shall exist, the date on which the Company delivers a written notice to the holders of the Notes electing to terminate the Covenant Relief Period, together with an Officer’s Certificate evidencing, to the reasonable satisfaction of the Required Holders, that the Company would have been in compliance with the financial covenants contained in Section 10.6 and those incorporated pursuant to Section 9.10 at the end of the most recently completed fiscal quarter, even if the Covenant Relief Period had not been in effect for such fiscal quarter; provided that the Covenant Relief Period shall end automatically and without further action by the Company or any holder of a Note on October 29, 2021 if the Company has failed to comply with Section 9.11(b)(2) on or prior to such date.~~
“Cost” means the lower of cost or market, as determined in accordance with GAAP.
“Credit Facility” is defined in the definition of “Material Credit Facility.”
“Debt Service” means Consolidated Interest Incurred plus regularly scheduled amortization payments for the most recent quarter (excluding balloon maturities), excluding the non-cash portion of convertible debt interest expense.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means that rate of interest per annum that is the greater of (a) 2.00% above the rate of interest stated in clause (a) of the first paragraph of the Notes or (b) 2.00% over the rate of interest publicly announced by Bank of America, N.A. in New York, New York as its “base” or “prime” rate.
“Disclosure Documents” is defined in Section 5.3.

“Distribution” means, with respect to any Person, (a) the declaration or payment of any cash dividend or distribution on or in respect of any shares of any class of capital stock or other beneficial interest of such Person, (b) the purchase, redemption, exchange or other retirement by such Person of any shares of any class of capital stock or other beneficial interest of such Person, directly or indirectly through a Subsidiary of such Person or otherwise, (c) the return of capital by such Person to its shareholders, partners, members or other owners as such or (d) or any other distribution on or in respect of any shares of any class of capital stock or other beneficial interest of such Person; provided that the dividend or distribution of common stock of a Person shall not constitute a Distribution with respect to such Person.
“Division” and “Divide” shall each refer to a division of a limited liability company into two or more newly formed or existing limited liability companies pursuant to a plan of division or otherwise, including, pursuant to the Delaware Limited Liability Company Act.
“EBITDA” means with respect to any Person (or any asset of any Person) for any period, all as determined in accordance with GAAP, an amount equal to the sum of (a) the Net Income of such Person (or attributable to such asset) for such period plus (b) depreciation and amortization, interest expense and income taxes for such period minus (c) equity in earnings from unconsolidated Subsidiaries for such period plus (d) ordinary cash distributions (exclusive of any distributions received from capital events) actually received from such unconsolidated Subsidiaries for such period, minus (e) straight line rents for such period, minus (f) any gains (plus the losses) from unusual or extraordinary items or asset sales or writeups or forgiveness of or early extinguishment of debt or preferred shares for such period, plus (g) non-cash impairment charges for such period, plus (h) transaction costs incurred during such period in connection with potential investments that are permitted hereunder and under each Additional or More Restrictive Covenant then in effect, but which are not consummated, provided that the aggregate amount of all such transaction costs under this clause (h) shall not exceed 10% of EBITDA (prior to giving effect thereto) for such period, plus (i) non-cash provisions for loan losses for such period, plus (j) retirement and severance expense for such period, plus (k) straight line rent write-offs for such period, plus (l) termination fees for such period associated with tenants’ exercises of buy-out options, plus or minus (m) other such items of a similar nature for such period to the extent and in the amount added to or subtracted from net income in determining “EBITDA” under the Bank Credit Agreement, provided that the net amount of all such additions under this clause (m) shall not exceed 10% of EBITDA (prior to giving effect thereto) for such period. All of the foregoing to be calculated without duplication and with respect to clauses (b) - (m), inclusive, only to the extent the same has been included in the calculation of such net income.
“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.
“Education Real Estate” means education real estate as so classified by the Company including public charter schools, early childhood centers, private schools (K-12), and similar education properties , in each case as so classified by the Company (including EPR Senior Property Loans secured by EPR Senior First Mortgages on such properties).
“Eligible Ground Lease” means (a) a ground lease or sub-lease that is determined to be eligible for consideration as “eligible real estate” under the Bank Credit Agreement or (b) if no Bank Credit Agreement then exists, a ground lease or sub-lease containing the following terms and conditions: (1) has a remaining term of such duration as is customarily required by a mortgagee making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease and applying prudent lending requirements; (2) provides the holder of the leasehold estate with the right to mortgage and encumber its interest in the leased property without the consent of the lessor, or where the lessor has provided its consent to such encumbrance; (3) permits reasonable transferability of the lessee’s interest under such lease, including ability to sublease; (4) contains customary notice rights and default cure rights for the benefit of the mortgagee or has equivalent protection by a non-disturbance agreement in favor of such mortgagee from the owner of the landlord’s fee interest; and (5) contains such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease and applying customary prudent lending requirements.
“Eligible Real Estate” means Real Estate:
(a)    (1) which is owned 100% in fee by the Company or an Eligible Subsidiary; (2) which is encumbered by an Eligible Ground Lease to the Company or an Eligible Subsidiary; or (3) in which the Company or an Eligible Subsidiary holds an EPR Senior First Mortgage;
(b)    which is located within the United States or is an International Investment;
(c)    which consists of one or more of the following income-producing properties:
(1)    Entertainment Real Estate;
(2)    Education Real Estate;
(3)    Recreation Real Estate;~~or~~
(4)    Gaming Real Estate; or
(~~4~~5)    Other Real Estate (including property under development subject to a Lease or an EPR Senior First Mortgage);
(d)    which is subject to a Lease to a third party (or parties) or to an EPR Senior First Mortgage, in each case which is not in material default, and under which the Tenant, other approved tenant or EPR Mortgagor, as the case may be, is in actual occupancy of the property (or the property is under construction and the Tenant or EPR Mortgagor, as the case may be, has entered into a Lease or EPR Senior First Mortgage, as applicable, with respect to such property); it being understood that copies of all Leases or EPR Senior First Mortgages for any Unencumbered Property shall be provided to any Purchaser or holder of a Note upon request therefor;
(e)    as to which all of the representations set forth on Exhibit ERE are satisfied; and

(f)    if such Unencumbered Property does not meet any of the foregoing requirements, such Unencumbered Property has been approved by the Required Holders.
For purposes of clause (d) immediately above, it is understood and agreed that, in the case of real property under development, the Tenant or EPR Mortgagor need not physically occupy the property during the development phase so long as the Tenant or EPR Mortgagor is not in material default under the applicable Lease or EPR Senior First Mortgage Loan with respect to such property under development.
“Eligible Subsidiary” means (a) with respect to any Real Estate located in the United States, a direct or indirect Wholly-Owned Domestic Subsidiary, or (b) with respect to an International Investment, (1) a direct or indirect Wholly-Owned Domestic Subsidiary or (2) a Subsidiary that is existing under the laws of the jurisdiction where such International Investment is located and that is a direct or indirect Wholly-Owned Subsidiary of the Company. Notwithstanding the foregoing, a Subsidiary that is not a Wholly-Owned Subsidiary of the Company shall be deemed to be an Eligible Subsidiary if the Company or one or more Wholly-Owned Subsidiaries of the Company (i) has the power (whether as the general partner of such Subsidiary, by virtue of the organizational documents of such Subsidiary, by contract, or otherwise) to control the affairs of such Subsidiary, including the power of such Subsidiary to become a Subsidiary Guarantor and whether such Subsidiary may voluntarily encumber its properties, and (ii) owns at least 85% of the Equity Interests in such Subsidiary; provided the income and value from such Property shall be limited to the percentage of Equity Interests owned by the Company, directly or indirectly, in such Eligible Subsidiary when calculating the financial covenants hereunder.
“Entertainment Real Estate” means entertainment real estate as so classified by the Company including ~~Megaplex Movie Theaters, Entertainment-Related Retail Improvements, Family Entertainment Centers and similar entertainment venues~~ Theaters, eat & play properties and live venues, in each case as so classified by the Company (including EPR Senior Property Loans secured by EPR Senior First Mortgages on such properties).
~~“Entertainment-Related Retail Improvement(s)” means real estate owned by or subject to an Eligible Ground Lease in favor of the Company or an Eligible Subsidiary or encumbered by an EPR Senior First Mortgage that is used for entertainment or retail purposes including but not limited to restaurants, bowling alleys, arcades, live performance venues and other leisure venues.~~
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.
“EPR Mortgagor” means a party which borrows pursuant to the terms of an EPR Senior Property Loan, which loan is secured by an EPR Senior First Mortgage and is otherwise evidenced by the EPR Senior Property Loan Documents.

“EPR Senior First Mortgage(s)” means a first priority senior mortgage granted to the Company or an Eligible Subsidiary by an EPR Mortgagor securing an EPR Senior Property Loan and encumbering any real estate and improvements thereon, and upon which no other Lien exists except for Permitted Liens of the types described in clauses (a) through (d), inclusive, of the definition thereof and Liens on equipment and the like owned or leased by the EPR Mortgagor which are permitted pursuant to the terms of the related EPR Senior Property Loan Documents. References in this Agreement to a “mortgage” or a “mortgage interest” shall be deemed to include a deed of trust, deed to secure debt or similar real property security instrument.
“EPR Senior Property Loan” means a first priority mortgage loan made to the owner of any real estate and improvements thereon.
“EPR Senior Property Loan Documents” means, collectively, a promissory note from an EPR Mortgagor to the Company or an Eligible Subsidiary, the EPR Senior First Mortgage serving as collateral for such note, along with any related assignment of leases and rents from such EPR Mortgagor to the Company or such Eligible Subsidiary and any other documents or instruments delivered to the Company or such Eligible Subsidiary evidencing or securing a EPR Senior Property Loan. This term may also refer to such loan documents evidencing more than one EPR Senior Property Loan.
“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
“Equity Issuance” means the issuance and sale by any of the Company or its Subsidiaries of any equity securities of the Company or its Subsidiaries to any Person who is not the Company or one of its Subsidiaries, including pursuant to the exercise of options or warrants or pursuant to the conversion of any debt securities to equity.
“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
“Event of Default” is defined in Section 11.
“Exchange Act” is defined in Section 8.7(h)(1).
~~“Excess Leverage Fee” is defined in Section 9.12.~~

“Excess Unrestricted Cash and Cash Equivalents” means, as of any date of calculation, the difference between (a) the aggregate amount of unrestricted cash and Cash Equivalents held by Company and its Subsidiaries on a Consolidated basis (with the Company directly or through the applicable Subsidiary having full access thereto and control thereof) in excess of $25,000,000, less (b) the aggregate principal amount of all Short-Term Unsecured Indebtedness; provided that in no event shall Excess Unrestricted Cash and Cash Equivalents be less than zero.
“Execution Date” is defined in Section 3.
~~“Family Entertainment Centers” means family entertainment real estate as so classified by the Company, and including EPR Senior Property Loans secured by EPR Senior First Mortgages on such properties.~~
“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.
“Financial Covenant” means ~~(a) during the Covenant Relief Period, any financial covenant or other material covenant that is contained in the Bank Credit Agreement and (b) without limiting the foregoing clause (a),~~ any covenant (whether set forth as a covenant, undertaking, event of default, restriction, prepayment event or other such provision) that requires the Company and/or any Subsidiary to:
~~(1~~(a)    maintain a specified level of net worth, shareholders’ equity, total assets, unencumbered assets, unencumbered properties, cash flow, net income, occupancy rate or lease term;
~~(2~~(b)    maintain any relationship of any component of its capital structure to any other component thereof (including the relationship of indebtedness, subsidiary indebtedness, senior indebtedness, secured indebtedness, unsecured indebtedness, or subordinated indebtedness to total capitalization, total assets, unencumbered assets or to net worth);
~~(3~~(c)    maintain any measure of its ability to service its indebtedness (including exceeding any specified ratio of revenues, cash flow, operating income or net income to indebtedness, interest expense, rental expense, capital expenditures and/or scheduled payments of indebtedness);
~~(4~~(d)    restricts the amount of distributions; or
~~(5~~(e)    restrict the amount or type of its investments;

but in all cases excluding any such covenant that amounts to a negative pledge or a sale of assets limitation.
“Fitch” means Fitch, Inc.
“Fixed Charges” means, for the most recent quarter ended, the aggregate of Debt Service plus any preferred dividends.
“Form 10-K” is defined in Section 7.1(b).
“Form 10-Q” is defined in Section 7.1(a).
“Fourth Amendment Effective Date” means January 14, 2022.
“GAAP” means principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors (“FASB”), as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles; provided that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.
“Gaming Real Estate” means gaming real estate as so classified by the Company including casinos and related hotels and other amenities, in each case as so classified by the Company (including EPR Senior Property Loans secured by EPR Senior First Mortgages on such properties).
“Governmental Authority” means
(a)    the government of
(1)the United States or any state or other political subdivision thereof, or
(2)any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guaranty,” “Guaranteed,” “Guarantying” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (1) the purchase of securities or obligations, (2) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (3) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (4) repayment of amounts drawn down by beneficiaries of letters of credit, or (5) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.
“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 8.7, ~~9.11(a), 9.12, 9.13(b),~~ 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.
“Indebtedness” means, with respect to a Person, at any date, without duplication, all obligations, contingent and otherwise, direct or indirect, in respect of (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (d) all Capitalized Lease Obligations of such Person; (e) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance; (f) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation); (g) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid or to be paid under a letter of credit or similar instrument; (h) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (i) all obligations of such Person with respect to interest rate protection agreements, foreign currency exchange agreements or other hedging arrangements (valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable hedging agreement, if any); and (j) all Indebtedness of others Guaranteed by such Person (which, in the case of the Company or any Subsidiary, shall include the Guarantees described in clause (e) of the definition of Total Asset Value).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person (other than Subsidiaries of the Company) or subject to any other credit enhancement.
“INHAM Exemption” is defined in Section 6.2(e).
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than $5,000,000 of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
~~“Intercreditor Agreement” is defined in Section 9.11(a).~~
“International Investment” means Real Estate consisting of fee or leasehold interests (or mortgagee’s interests under EPR Senior Property Loans) in income producing Real Estate that is located in (a) any of the following countries: Canada, United Kingdom of Great Britain and Northern Ireland, Australia, France, the Federal Republic of Germany, the Netherlands, Belgium, Ireland or the Republic of Poland, or (b) sizeable cities within other countries with well-developed real estate debt and equity capital markets as reasonably determined by the administrative agent under the Bank Credit Agreement (or, if no Bank Credit Agreement is then in effect, by the Required Holders).
“Investment” means, with respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided that the term “Investment” shall not include (a) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (b) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (1) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (2) there shall be deducted in respect of each Investment any amount received as a return of capital; (3) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (1) may be deducted when paid; and (4) there shall not be deducted in respect of any Investment any decrease in the value thereof.
“Investment Grade Rating” means, in respect of the Index Debt, a rating of: (a) “BBB-” or better by S&P, (b) “Baa3” or better by Moody’s, or (c) “BBB-” or better by Fitch
“Lease” means any leases, license and agreement relating to the use or occupation of space in any Building or of any Real Estate including without limitation any ground leases therefor (collectively, the “Leases”).

~~“Lease Modification” is defined in Section 9.11(c).~~
“Lien(s)” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (1) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code or its equivalent as in effect in an applicable jurisdiction or (2) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.
“Make-Whole Amount” is defined in Section 8.6.
“Managed Property” or “Managed Properties” means Real Estate owned by the Company or an Unencumbered Property Owner Subsidiary and operated by the Company or a Subsidiary (or a third-party operator retained by the Company or a Subsidiary) but not subject to a Lease or an EPR Senior First Mortgage.
“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.
“Material Acquisition” means the acquisition of assets (including the assets of any Person whose equity interests are acquired) after the Execution Date, in a single transaction or a series of related transactions, with a total cost that is more than 10% of the Total Asset Value determined as of the end of the most recently completed quarter.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under the Subsidiary Guaranty Agreement, or (d) the validity or enforceability of this Agreement, the Notes or the Subsidiary Guaranty Agreement.
“Material Credit Facility” means, as to the Company and its Subsidiaries,
(a)    the Bank Credit Agreement;
(b)    the Bonds; and

(c)    any other agreement(s) creating or evidencing recourse Indebtedness entered into on or after the Execution Date by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a Guaranty or other credit support except for completion and repayment Guaranties in respect of construction financings, Bad Boy Guarantees, environmental indemnities and other similar customary exceptions to recourse liability (provided that none of the foregoing have become due and payable) and except for agreements evidencing Indebtedness that is recourse to a special purpose entity created for purposes of incurring such Indebtedness (or any earlier financing or subsequent refinancing thereof) and holding the assets financed by such Indebtedness (each, a “Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $100,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amount, then the largest Credit Facility shall be deemed to be a Material Credit Facility.
“Maturity Date” is defined in the first paragraph of each Note.
~~“Megaplex Movie Theatre(s)” means a theater constructed or substantially remodeled subsequent to 1995 for the showing of first run motion pictures which theater contains multiple screens, digital sound and enhanced seat design.~~
“Memorandum” is defined in Section 5.3.
“Minority Interest” means as to any Person, an ownership or other equity investment in any other Person, which investment is not consolidated with the accounts of such Person in accordance with GAAP.
“Moody’s” means Moody’s Investors Service, Inc.
~~“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument reasonably acceptable to the Required Holders made by the Company or a Subsidiary owning an interest in an Unencumbered Property granting a Lien on such interest in such Unencumbered Property to the Collateral Agent on behalf of the holders of the Notes and the administrative agent and the lenders under the Bank Credit Agreement.~~
~~“Mortgaged Properties” is defined in Section 9.11(b).~~
“Most Favored Lender Notice” means, in respect of any Additional or More Restrictive Covenant, a written notice from the Company giving notice of such Additional or More Restrictive Covenant, including therein a verbatim statement of such Additional or More Restrictive Covenant, together with any definitions incorporated therein.~~.~~
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“NAIC” means the National Association of Insurance Commissioners.

~~“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by the Company or any Subsidiary from (a) any sale or other disposition (including by way of a merger, reorganization, consolidation or other business combination or any transaction or series of transactions that may have a similar effect) of any asset, excluding the first $150,000,000 of such proceeds to the extent such proceeds have been reinvested in assets used or useful in the business of the Company and its Subsidiaries (which excluded proceeds, for the avoidance of doubt, shall not include proceeds from the sale of BASIS/Spring Educational Properties to the extent applied in accordance with Section 9.13), (b) the issuance of any Indebtedness, or (c) Equity Issuances (other than to the extent derived from Company’s dividend reinvestment programs), in each instance net of (1) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (2) taxes paid or payable as a result thereof and (3) in the case of any disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien on the related asset; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by the Company or any Subsidiary in or related to any disposition, issuance of Indebtedness or Equity Issuance.~~

~~“Net Equity Proceeds” means the aggregate consideration received by the Company and/or any of its Subsidiaries in respect of any Equity Issuance, net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood, that (1)  “Net Equity Proceeds” shall include any cash received upon the sale or other disposition of any non-cash consideration received by the Company and/or any of its Subsidiaries in any Equity Issuance, and (2)  “Net Equity Proceeds” shall not include cash proceeds that are applied within 30 days of the date of the related Equity Issuance to retire capital stock.~~
“Net Income (or Loss)” means with respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP. The net income (or loss) of a Person shall include, without duplication, the allocable share of the net income (or loss) of any other Person in which a Minority Interest is owned by such Person based on the ownership of such Person in such other Person.
“Net Rentable Area” means with respect to any Real Estate, the number of square feet of floor area of any buildings, structures or improvements available for leasing to tenants determined in accordance with the Rent Roll for such Real Estate, the manner of such determination to be reasonably consistent for all Real Estate of the same type unless otherwise approved by the Required Holders.
“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
“Notes” is defined in Section 1.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
~~“Offered Amount” is defined in Section 9.13(b).~~
“Officer’s Certificate” means, with respect to any Person, a certificate of a Senior Financial Officer or of any other officer of such Person whose responsibilities extend to the subject matter of such certificate.
“Other Real Estate” means all Real Estate ~~(including~~that is not Education Real Estate, ~~without limitation~~Entertainment Real Estate, ~~land under development subject to a Lease or an EPR Senior First Mortgage) that is not Education Real Estate, Entertainment Real Estate, or~~ Recreation Real Estate, or Gaming Real Estate.
~~“Outstanding Amount” has the meaning set forth in the Bank Credit Agreement on the Second Amendment Effective Date.~~
“Parity Indebtedness” is defined in Section 9.9(a).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Permitted Liens” means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by or payable to any Governmental Authority (including, for the avoidance of doubt, any Lien that secures payment-in-lieu-of-taxes (PILOT) obligations or the like, but excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws if the imposition of such Lien could reasonably be expected to have a Material Adverse Effect) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged or are otherwise expressly permitted under Section 9.4; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws or in connection with performance of bids and trade contracts and leases where such Person is the tenant; (c) encumbrances on the Real Estate permitted under the applicable Lease or EPR Senior Property Loan Documents, or consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto which do not materially detract from the value of such property for its intended business use or impair the intended business use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the holders of the Notes; (f) intercompany Liens among EPR and its Subsidiaries securing intercompany obligations among such Persons that have been subordinated to the Notes on terms satisfactory to the Required Holders; (g) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 11.1(j); (h) customary Liens, including customary rights of setoff and Liens arising by operation of law, against deposits in favor of banks and other depository institutions arising in the ordinary course of business and not in connection with the incurrence of Indebtedness; (i) Liens of a collecting bank under Section 4-210 of the Uniform Commercial Code, or similar law, on items in the course of collection; (j) ~~Liens in favor of the Collateral Agent arising under the Pledge Agreement or any Mortgage~~other Liens on assets in the Unencumbered Pool, provided that the aggregate outstanding amount of the obligations secured by all such Liens at any time does not exceed $20,000,000 and such obligations do not include indebtedness for borrowed money, letter-of-credit obligations or similar financing indebtedness; and (k) Liens on assets other than (1) Unencumbered Property and (2) any Equity Interests of an Unencumbered Property Owner Subsidiary or of any Unencumbered Property Equity Owner, provided that such Liens secure Indebtedness or other obligations that may be incurred or maintained without violating Section 10.6 or any other provision of this Agreement, including, without limitation, Liens in existence as of the Execution Date and set forth in Schedule 5.10 and any renewals or refinancings thereof.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
~~“Pledge Agreement” is defined in Section 9.11(a).~~
~~“Pledge Trigger Event” means the occurrence of any of the following at any time during the Covenant Relief Period: (a) the aggregate amount of unrestricted cash and Cash Equivalents held by the Company and its Subsidiaries shall be less than the Unrestricted Cash Threshold Amount, (b) the Revolving Credit Exposure is greater than $750,000,000, or (c) the Company fails to collectively maintain at least one Investment Grade Rating from the three Rating Agencies.~~
~~“Pledged Properties” is defined in Section 9.11(a).~~
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
~~“Proposed Prepayment Date” is defined in Section 9.13(b).~~
“PTE” is defined in Section 6.2(a).
“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“QPAM Exemption” is defined in Section 6.2(d).
“Rating Agency” means each of Moody’s, S&P and Fitch.
“Real Estate” means all real property (including any improvements, fixtures, equipment and related tangible personal property) in which the Company or any of its Subsidiaries has a fee, leasehold, mortgage or other interest, including, without limitation, the Unencumbered Properties.
“Recreation Real Estate” means recreational real estate as so classified by the Company including ski ~~facilities, waterparks, amusement parks, golf entertainment centers and similar recreational venues~~ resorts, attraction properties, experiential lodging, fitness and wellness properties and cultural venues, in each case as so classified by the Company (including EPR Senior Property Loans secured by EPR Senior First Mortgages on such properties).
“Redeemable Preferred Stock” means any preferred stock issued by a Person which is at any time prior to August 22, 2026 either (a) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (b) redeemable at the option of the holder thereof.
“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Rent Roll” means a report prepared by the Company showing for each Unencumbered Property owned or leased by the Company or an Eligible Subsidiary its occupancy, lease expiration dates, lease rent and other information in substantially the form presented to the Purchasers prior to the Execution Date or in such other form as may have been approved by the Required Holders.
“Replacement Reserve” means (a) with respect to any Real Estate owned or leased by the Company or an Eligible Subsidiary, an amount equal to twenty cents ($.20) per annum multiplied by the Net Rentable Area of such Real Estate, and (b) with respect to any Real Estate that is subject to an EPR Senior First Mortgage, an amount equal to twenty cents ($.20) per annum multiplied by the Company’s reasonable good faith estimate of what the Net Rentable Area of such Real Estate would have been had such Real Estate been subject to a Lease rather than an EPR Senior First Mortgage; provided that, if the Bank Credit Agreement provides for a “replacement reserve” or similar reserve for any type of Real Estate described in clause (a) or (b) that is higher or lower than the rate set forth in such clause, the applicable rate for such type of Real Estate shall be such higher or lower rate.

“Required Holders” means at any time (a) prior to the Closing, the Purchasers and (b) on or after the Closing, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any Affiliate).
~~“Required Value” mean, from time to time, an amount equal to no less than 150% of the aggregate of (a) Outstanding Amounts of all Loans, Letters of Credit and LC Disbursements due under the Bank Credit Agreement and (b) the aggregate outstanding principal amount of the Notes.~~
“Responsible Officer” means, with respect to any Person, any Senior Financial Officer and any other officer of such Person with responsibility for the administration of the relevant portion of this Agreement or the Subsidiary Guaranty Agreement.
~~“Revolving Credit Exposure” has the meaning set forth in the Bank Credit Agreement on the Second Amendment Effective Date.~~
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
“SEC” means the Securities and Exchange Commission of the United States.
~~“Second Amendment” means the Second Amendment dated as of June 29, 2020 to this Agreement.~~
~~“Second Amendment Effective Date” means June 29, 2020.~~
“Secured Indebtedness” means (a) Indebtedness of the Company or any Subsidiary secured (via a pledge or otherwise) by a Lien and (b) for purposes of Section 10.6(c) only, unsecured Indebtedness of Subsidiaries that are not Subsidiary Guarantors.
“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer ~~or comptroller~~ , vice president – finance or controller of such Person.
“Series A Notes” is defined in Section 1.
“Series B Notes” is defined in Section 1.
“Short-Term Unsecured Indebtedness” means Unsecured Indebtedness which matures on or prior to the two-year anniversary of the applicable date of calculation.

“Six Flags Real Estate” means Recreation Real Estate operated by Six Flags Entertainment Corporation or its affiliates.
“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.
“Source” is defined in Section 6.2.
“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.
“Static GAAP” is defined in Section 22.2.
“Subsequent Changes” is defined in Section 22.2.
“Subsidiary” (or, if more than one, “Subsidiaries”) means, for any Person, any corporation, partnership or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person and whose accounts are consolidated with those of such Person pursuant to GAAP. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“Subsidiary Guarantors” means each Subsidiary of the Company that ~~after the Amendment Effective Date~~ becomes a party to the Subsidiary Guaranty Agreement in accordance with Section 9.9(a).
“Subsidiary Guaranty Agreement” is defined in Section 9.9(a).
“Subsidiary Guaranty Supplement” is defined in Section 9.9(a)(1).
“Substitute Purchaser” is defined in Section 21.
“SVO” means the Securities Valuation Office of the NAIC.
“Tenant” means a tenant of the Company or an Eligible Subsidiary which leases space in an Unencumbered Property pursuant to a Lease.

~~“Third Amendment Effective Date” means December 24, 2020.~~
“Theater(s)” means a theater constructed or substantially remodeled subsequent to 1995 for the showing of first run motion pictures which theater contains multiple screens, digital sound and enhanced seat design.
“Topgolf Real Estate” means Recreation Real Estate ~~utilized in connection with the “Topgolf” business, as classified by the Company~~operated by Topgolf International Inc. or its affiliates.
“Total Asset Value” means without duplication, the sum of: (a) unrestricted cash and marketable securities held by the Company and its Subsidiaries; plus (b) Total Real Estate Value; plus (c) ~~non-income producing real estate at the lower of cost or market value (determined in accordance with GAAP), plus (d) Adelaar Value, plus (e~~to the extent not already included in Total Real Estate Value, land held for development and property under development, at Cost of the Company and its Subsidiaries, plus (d) assets associated with Guarantees issued by the Company or one or more of its Subsidiaries, to the extent the Company or one or more of its Subsidiaries has a subrogation claim, Lien or ownership interest with respect to such assets and such assets are not included in Total Real Estate Value~~; provided that nothing in the foregoing clause (c) shall require the Company or any Subsidiary to obtain an appraisal of any real estate, unless such appraisal is required by GAAP~~.
“Total Debt” means, in each case with respect to the Company and any of its Subsidiaries, without duplication, all Indebtedness, plus the face amount of any undrawn letters of credit, plus any Contingent Obligations.
“Total Real Estate Value” means EBITDA (but without any deduction in the determination thereof for unallocated general and administrative expenses) of the Company and its Subsidiaries ~~(excluding EBITDA attributable to the Adelaar Project)~~ for the most recent quarter, with adjustments to remove the impact on EBITDA from vacant properties and Managed Properties (including the Kartrite Resort and Indoor Waterpark in Sullivan County, New York) and with pro forma adjustments for any assets acquired or sold during the relevant period, multiplied by four (which is the annualization factor), and then divided by the applicable capitalization rate (the “Capitalized Value”). Such capitalization rate shall be (a) 8.00% for all Entertainment Real Estate ~~and~~ , Topgolf Real Estate and Education Real Estate, ~~and (b) 9.00% for assets that are not Entertainment Real Estate or Topgolf~~ (b) 7.50% for all Vail Real Estate and Six Flags Real Estate, (c) 9.00% for all Recreation Real Estate (other than Topgolf Real Estate, Vail Real Estate and Six Flags Real Estate) and Other Real Estate and (d) 7.25% for all Gaming Real Estate; provided that, if in determining “total real estate value” or a similar amount under any Material Credit Facility, such Material Credit Facility provides for “EBITDA” or a similar amount to be capitalized at a rate for any Entertainment Real Estate, Topgolf Real Estate ~~or other assets described in clause~~ , Education Real Estate, Vail Real Estate, Six Flags Real Estate, Recreation Real Estate (~~a) or (b)~~ other than Topgolf Real Estate, Vail Real Estate and Six Flags Real Estate), Other Real Estate or Gaming Real Estate that is higher or lower than the corresponding rate set forth in ~~such~~ clause (a), (b), (c) or (d) above for such type of real estate, then the applicable capitalization rate for such Entertainment Real Estate, Topgolf Real Estate ~~or other assets~~ , Education Real Estate, Vail Real Estate, Six Flags Real Estate, Recreation Real Estate (other than Topgolf Real Estate, Vail Real Estate and Six Flags Real Estate), Other Real Estate or Gaming Real Estate shall be the highest corresponding rate under any Material Credit Facility, provided, however, that in no event may the capitalization rate used for (1) Entertainment Real Estate ~~or (2)~~ be less than 7.00%, (2) Education Real Estate, Recreation Real

Estate (including Topgolf Real Estate ~~and all other assets other than Entertainment~~ but excluding Vail Real Estate and Six Flags Real Estate) and Other Real Estate be less than ~~7.00% and 8.00%, respectively~~8.00%, (3) Vail Real Estate and Six Flags Real Estate be less than 7.50% and (4) Gaming Real Estate to be less than 7.00%. Any asset under construction with an executed Lease or EPR Senior First Mortgage ~~(excluding the Adelaar Project)~~ will be included in Total Real Estate Value at the Company’s or Subsidiary’s, as applicable, ~~actual carrying value~~ Cost until construction is completed. Notwithstanding the foregoing, (i) Capitalized Value for any property (including property subject to an EPR Senior First Mortgage) with EBITDA of less than zero shall be deemed to be equal to zero, and (ii) there shall be deducted from Total Real Estate Value for any quarter the amount of unallocated general and administrative expenses not deducted in the determination of EBITDA for such quarter, multiplied by four and then divided by 8.50%. Additionally, (x) vacant properties shall be valued at Cost, (y) Managed Properties (other than Kartrite Resort and Indoor Waterpark in Sullivan County, New York) shall be valued at the higher of Cost or its Capitalized Value, and (z) Kartrite Resort and Indoor Waterpark in Sullivan County, New York shall be valued at the higher of 50% of cost or Capitalized Value until December 31, 2023 after which time its value shall be based on Capitalized Value, except using actual trailing 12-month EBITDA (and not quarterly annualized deemed EBITDA) but, in any case, not less than zero.
“Unencumbered Asset Value” means with respect to the Unencumbered ~~Properties~~Pool, the Unencumbered Property NOI for each Unencumbered Property in the Unencumbered Pool as of the end of the most recent quarter, with pro forma adjustments for any assets acquired or sold during the relevant period, annualized, and then capitalized at the rate of (a) 8.00% for all Entertainment Real Estate ~~and~~ , Topgolf Real Estate and Education Real Estate, ~~and (b) 9.00% for assets that are not Entertainment Real Estate or Topgolf~~ (b) 7.50% for all Vail Real Estate and Six Flags Real Estate, (c) 9.00% for all Recreation Real Estate (other than Topgolf Real Estate, Vail Real Estate and Six Flags Real Estate) and Other Real Estate and (d) 7.25% for all Gaming Real Estate; provided that, if in determining “unencumbered asset value” or a similar amount under any Material Credit Facility, such Material Credit Facility provides for “Unencumbered Property NOI” or a similar amount to be capitalized at a rate for any Entertainment Real Estate, Topgolf Real Estate ~~or other assets described in clause~~ , Education Real Estate, Vail Real Estate, Six Flags Real Estate, Recreation Real Estate (~~a) or (b)~~ other than Topgolf Real Estate, Vail Real Estate and Six Flags Real Estate), Other Real Estate or Gaming Real Estate that is higher or lower than the corresponding rate set forth in ~~such~~ clause (a), (b), (c) or (d) above for such type of real estate, then the applicable capitalization rate for such Entertainment Real Estate, Topgolf Real Estate ~~or other assets~~ , Education Real Estate, Vail Real Estate, Six Flags Real Estate, Recreation Real Estate (other than Topgolf Real Estate, Vail Real Estate and Six Flags Real Estate), Other Real Estate or Gaming Real Estate shall be the highest corresponding rate under any Material Credit Facility, provided, however, that in no event may the capitalization rate used for (1) Entertainment Real Estate ~~or (2)~~ be less than 7.00%, (2) Education Real Estate, Recreation Real Estate (including Topgolf Real Estate ~~and all other assets other than Entertainment~~ but excluding Vail Real Estate and Six Flags Real Estate) and Other Real Estate be less than ~~7.00% and 8.00%, respectively, and provided, further, that the aggregate Unencumbered Asset Value of all Unencumbered Properties that are International Investments (other than International Investments related to Real Estate located in Canada) shall not exceed 15% of the aggregate Unencumbered Asset Value of all Unencumbered Properties, with any excess over 15% of the aggregate Unencumbered Asset Value being excluded from the calculation of Unencumbered Asset Value. Any Unencumbered Property~~ 8.00%, (3) Vail Real Estate and Six Flags Real Estate be less than 7.50% and (4) Gaming Real Estate to be less than 7.00%. Notwithstanding the foregoing, the Capitalized Value of any Unencumbered Pool asset will not be less than zero. Additionally (i) Managed Properties (other than Kartrite Resort and Indoor Waterpark in Sullivan County, New York) shall be valued at higher of Cost or its Capitalized Value, and (ii) Kartrite Resort and Indoor Waterpark in Sullivan County, New York

shall be valued at higher of 50% of cost or Capitalized Value until December 31, 2023 after which time its value shall be based on Capitalized Value, except using actual trailing 12-month EBITDA (and not quarterly annualized deemed EBITDA) but, in any case, not less than zero. Any Unencumbered Pool asset under construction with an executed Lease or subject to an EPR Senior First Mortgage ~~not in material default under the applicable Lease or EPR Senior First Mortgage Loan~~ or any Managed Property under construction will be included in the calculation at Cost to the Company~~’s carrying value until construction completion~~ or its applicable Subsidiary until construction is completed. For purposes of this definition, to the extent that Unencumbered Asset Value attributable to International Investments (excluding Canada) would exceed 15% of the Unencumbered Asset Value, then such excess shall be excluded.
“Unencumbered Pool” means, as of any date of determination, all Eligible Real Estate other than any Eligible Real Estate or portion thereof that, as of such date, is excluded from the “unencumbered pool” under any agreement or instrument in respect of Parity Indebtedness that applies an “eligible real estate” or similar concept for purposes of computing any unencumbered property coverage covenant set forth therein.
“Unencumbered Property” or “Unencumbered Properties” means the Eligible Real Estate owned or leased by the Company or an Eligible Subsidiary or subject to an EPR Senior First Mortgage, which is included in the calculation of the Unencumbered Pool. Insofar as Unencumbered Property consists of Eligible Real Estate that is subject to an EPR Senior First Mortgage, the term “Unencumbered Property” shall be deemed to refer to such Eligible Real Estate or the related EPR Senior Property Loan, as the context may require. The initial Unencumbered Pool shall consist of the properties described as such in Schedule 5.10.
“Unencumbered Property Equity Owner” means any Subsidiary that is a direct or indirect owner of an Unencumbered Property Owner Subsidiary.
“Unencumbered Property Net Operating Income” or “Unencumbered Property NOI” means with respect to any Unencumbered Property, for any period, the aggregate of actual recurring “property revenues” earned by the Company or an Eligible Subsidiary, as applicable, in such period (provided, however, that any amounts accrued shall only include those amounts not more than 45 days delinquent in arrears) for such Unencumbered Property (including Base Rent and expense reimbursement, but excluding straight line and percentage rent), (or in the case of Unencumbered Properties subject to EPR Senior First Mortgages, the related mortgage loan interest income) and all as otherwise determined in accordance with GAAP together with recoveries from tenants as determined in accordance with GAAP, all such amounts shall be attributable to such period and accrued according to GAAP, less (a) all “property expenses” consisting solely of expenses incurred or accrued by the Company or an Eligible Subsidiary, as applicable, that are directly related to the operation and ownership of such Unencumbered Property, including any real estate taxes, sales taxes, common area maintenance charges, accounting and administration, security, utilities, maintenance, janitorial, premiums for casualty and liability insurance or ground lease payments (excluding from the foregoing expenses for depreciation, amortization, interest and leasing commissions with respect to such Unencumbered Property) ~~incurred~~ expensed in accordance with GAAP by the Company or an Eligible Subsidiary, as applicable, and (b) an allowance for property management expenses calculated at the greater of (1) 3.00% of Base Rent or (2) actual property management expenses (the “Management Expense”), and (c) the Replacement Reserve (provided that the deduction described in this clause (c) shall not apply to Unencumbered Property consisting of ~~land under development). If such period is less than a year, expenses described in clause (a) above that are payable less frequently than monthly during the course of a year (e.g., real estate taxes and insurance premiums) shall be adjusted by “straight lining” the amounts so that such expenses are~~

~~accrued on a monthly basis over the course of a year and fairly stated for each period. Additionally, as the Unencumbered Property financial information becomes available (i.e., after the Unencumbered Property has been in operation for one quarter, two quarters, etc.) such actual information shall be used, as adjusted, by “annualizing” the amounts so that such amounts are received on a monthly basis over the course of a year and fairly stated for each period, and as further adjusted for Management Expense and Replacement Reserves~~property under development).
“Unencumbered Property Owner Subsidiary” means each Subsidiary that owns, leases or has a mortgage interest in any Real Estate included in the Unencumbered Pool.
“United States” or “U.S.” means the United States of America.
“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.
“Unsecured Indebtedness” means Indebtedness of the Company, on a Consolidated basis, which is not Secured Indebtedness.
~~“Unrestricted Cash Threshold Amount” means $550,000,000, provided that if the Revolving Credit Exposure at any time of calculation is less than $750,000,000, the Unrestricted Cash Threshold Amount shall be automatically reduced on a dollar-for-dollar basis by the difference between (a) $750,000,000 and (b) the Revolving Credit Exposure.~~
~~“Unsecured Indebtedness” means Indebtedness of the Company, on a Consolidated basis, which is not Secured Indebtedness; provided that any Liens granted pursuant to Section 9.11 or pursuant to Section 7.16 of the Bank Credit Agreement shall not result in the Indebtedness under this Agreement or under the Bank Credit Agreement being deemed Secured Indebtedness hereunder, with the Indebtedness under this Agreement and under the Bank Credit Agreement under such circumstances continuing to be deemed Unsecured Indebtedness for the purposes of this Agreement.~~
“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.
“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Vail Real Estate” means Recreation Real Estate operated by Vail Resorts, Inc., or its affiliates.
“Wholly-Owned Domestic Subsidiary” means a Wholly-Owned Subsidiary of the Company that was formed or incorporated, and is existing, under the laws of any State of the United States or the District of Columbia.
“Wholly-Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

Eligible Real Estate Representations
(a)    All of the Unencumbered Properties are in good condition and working order subject to ordinary wear and tear and casualty and condemnation permitted by the Agreement. All of the other Real Estate of the Company and its Subsidiaries is in good condition and working order subject to ordinary wear and tear and casualty and condemnation permitted by the Agreement, except where such failure would not have a Material Adverse Effect. Such Real Estate (including any property encumbered by an EPR Senior First Mortgage), and the use and operation thereof, is in material compliance with all applicable zoning, building codes and other applicable governmental regulations, except where such non-compliance would not have a Material Adverse Effect. There are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Unencumbered Properties which are payable by the Company or any of its Eligible Subsidiaries or any mortgagor under any EPR Senior First Mortgage (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement or the applicable Leases). There are no unpaid or outstanding real estate or other taxes or assessments on or against any other property of the Company or any of its Subsidiaries or on any property encumbered by an EPR Senior First Mortgage which are payable by any of such Persons in any material amount (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by the Agreement), except to the extent such non-payment would not have a Material Adverse Effect. There are no pending eminent domain proceedings against any property of the Company or any its Subsidiaries or any of the property encumbered by an EPR Senior First Mortgage or any part thereof, and, to the knowledge of the Company, no such proceedings are presently threatened by any taking authority which may individually or in the aggregate have any Material Adverse Effect. None of the property of the Company or its Subsidiaries or any of the property encumbered by an EPR Senior First Mortgage is now damaged as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate would have any Material Adverse Effect.
(b)    If the Unencumbered Property and improvements are located in a special flood hazard area designated as such by the Director of the Federal Emergency Management Agency, such Unencumbered Property and improvements are and will continue to be covered by special flood insurance under the National Flood Insurance Program.
(c)    None of the Company or any Subsidiary is the mortgagor under any mortgage, deed of trust, or similar instrument encumbering (1) the Unencumbered Property or (2) the Equity Interests in the Subsidiary which, directly or indirectly, owns, leases or has a mortgage interest in such Unencumbered Property or the Equity Interests in any Person which owns any Equity Interests in such Subsidiary ~~other than pursuant to a Mortgage or the Pledge Agreement~~.
(d)    Except with respect to that encumbered by an EPR Senior First Mortgage, the Unencumbered Property has not been sold, mortgaged or underwritten to obtain financing (whether or not such financing constitutes Indebtedness) under any financing arrangement other than, in the case of underwriting only, other financing permitted under the Agreement.
(e)    All material certificates of occupancy have been obtained and shall be maintained with respect to the Unencumbered Property.
(f)    The Unencumbered Property is a Real Estate asset for which the Company or the applicable Subsidiary has conducted its customary due diligence and review, including
Exhibit ERE
(to Note Purchase Agreement)

inspection of the Real Estate, and such customary due diligence and review have not revealed facts that would adversely affect the value of the Real Estate.
(g)    Except with respect to that encumbered by an EPR Senior First Mortgage, the Company or an Eligible Subsidiary, as applicable, holds good and marketable fee simple title to or a valid and subsisting leasehold interest in each parcel of Unencumbered Property, and has obtained a title policy with respect thereto, subject only to the Permitted Liens, a copy of which such title policy shall be made available to the Purchasers and the holders of the Notes upon request therefor.
(h)    The Company has complied with all other applicable conditions set forth in the Agreement with respect to inclusion and retention of the Real Estate as an Unencumbered Property.

E-ERE-2

Subsidiaries of the Company and
Ownership of Subsidiary Stock

Schedule 1
(to Fourth Amendment to EPR Properties Note Purchase Agreement)

Real Properties

Schedule 2
(to Fourth Amendment to EPR Properties Note Purchase Agreement)

Existing Indebtedness of the Company and its Subsidiaries

Schedule 3
(to Fourth Amendment to EPR Properties Note Purchase Agreement)